Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

PANTHER EXPEDITED SERVICES, INC.,

THE STOCKHOLDERS OF PANTHER EXPEDITED SERVICES, INC.,

ARKANSAS BEST CORPORATION

and

FENWAY PANTHER HOLDINGS, LLC,
in its capacity as Sellers’ Representative

Dated as of June 13, 2012

TABLE OF CONTENTS

	ARTICLE 1
	PURCHASE AND SALE

1.01	Purchase and Sale	2
1.02	Calculation of Closing and Final Consideration	3
1.03	The Closing	5
1.04	Intentionally Omitted	5
1.05	Closing Deliveries by the Company and Sellers	5
1.06	Closing Deliveries by Buyer	6

	ARTICLE 2
	REPRESENTATIONS AND WARRANTIES OF SELLERS

2.01	Organization; Power and Authority; Authorization	7
2.02	Enforceability	7
2.03	No Conflicts; Litigation	7
2.04	Title	8
2.05	Brokerage	8
2.06	No Affiliate Transactions; No Assets Used in Business	8

	ARTICLE 3
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01	Good Standing; Power and Authority; Enforceability	8
3.02	Authorization; No Conflicts	9
3.03	Subsidiaries	9
3.04	Equity Securities	10
3.05	Financial Statements; Undisclosed Liabilities	10
3.06	Accounts Receivable	10
3.07	Absence of Certain Developments	10
3.08	Real Properties	12
3.09	Taxes	12
3.10	Contracts and Commitments	14
3.11	Intellectual Property	16
3.12	Litigation	18
3.13	Employee Benefit Plans	18
3.14	Section 280G	20
3.15	Insurance	20
3.16	Compliance with Laws	20
3.17	Environmental Matters	21
3.18	Affiliated Transactions	21
3.19	Brokerage and Expenses	21
3.20	Sufficiency of and Title to Assets	21
3.21	Employee Relations	22
3.22	Permits; Safety Rating	22
3.23	Foreign Corrupt Practices Act	22
3.24	Bank Accounts	22
3.25	Confidentiality Agreements	23
3.26	Loans to Officers and Directors	23
3.27	Bribery of Public Officials and Witnesses	23

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	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF BUYER

4.01	Good Standing	23
4.02	Power and Authority; Authorization	23
4.03	Enforceability	23
4.04	No Conflicts	23
4.05	Litigation	24
4.06	Brokerage	24
4.07	Investment Representation	24
4.08	Solvency	24
4.09	Financing	24

	ARTICLE 5
	ADDITIONAL AGREEMENTS

5.01	Survival	25
5.02	Indemnification by Buyer	25
5.03	Indemnification by Sellers	25
5.04	Escrow	25
5.05	Expiration of Claims	28
5.06	Procedures Relating to Indemnification	28
5.07	Intentionally Omitted	30
5.08	Determination of Loss Amount	30
5.09	Acknowledgments	30
5.10	Tax Matters	31
5.11	Further Assurances	34
5.12	Access to Books and Records	34
5.13	Director and Officer Liability, Indemnification, and Insurance	34
5.14	Non-Solicitation of Employees	34
5.15	Termination of the Stockholders Agreement	35

	ARTICLE 6
	COVENANTS OF THE PARTIES PRIOR TO CLOSING

6.01	Conduct of Business	35
6.02	No Transfer of Company Stock	37
6.03	Notification of Certain Matters by the Company	37
6.04	Access to Information	37
6.05	Consents	37
6.06	Termination or Amendment of Certain Agreements	38
6.07	Return of Company Information	38
6.08	Control	38
6.09	Notification of Certain Matters by Buyer	38
6.10	Financing	38
6.11	Reasonable Efforts	39
6.12	Resignations	39

	ARTICLE 7
	CONDITIONS TO CLOSING

7.01	Conditions to Buyer’s Obligations	40
7.02	Conditions to Sellers’ and Company’s Obligations	41

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	ARTICLE 8
	TERMINATION

8.01	Termination	42
8.02	Effect of Termination	43

	ARTICLE 9
	DEFINITIONS

9.01	Definitions	43
9.02	Other Definitional Matters	52

	ARTICLE 10
	MISCELLANEOUS

10.01	Press Releases and Announcements	52
10.02	Expenses	53
10.03	Notices	53
10.04	Assignment	54
10.05	Severability	54
10.06	Construction and Disclosure	54
10.07	Captions	55
10.08	Amendment and Waiver	55
10.09	Complete Agreement	55
10.10	Counterparts	55
10.11	Governing Law	56
10.12	JURISDICTION; VENUE; SERVICE OF PROCESS	56
10.13	WAIVER OF JURY TRIAL	56
10.14	No Third Party Beneficiaries	56
10.15	Payments Under Agreement	56
10.16	Sellers’ Representative	57
10.17	Electronic Delivery	58
10.18	Legal Representation	59
10.19	Financing Sources	59

Exhibits

Exhibit A-                                         Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is executed and delivered as of June 13, 2012, by and among (i) Arkansas Best Corporation, a Delaware corporation (“Buyer”); (ii) Panther Expedited Services, Inc., a Delaware corporation (the “Company”); (iii) the Persons listed on the signature pages hereto as the common and preferred stockholders of the Company (individually a “Seller” and collectively “Sellers”); and (iv) Fenway Panther Holdings, LLC, a Delaware limited liability company, in its capacity as Sellers’ Representative.  Capitalized terms used herein have the meanings set forth in Article 9 below or elsewhere in this Agreement.

WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, transfer and convey to Buyer, all of the Company’s outstanding Cumulative Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and common stock, par value $0.01 per share (the “Common Stock” and, together with the Preferred Stock, the “Company Stock”) for the consideration described herein;

WHEREAS, as a condition and inducement for Buyer to enter into this Agreement, contemporaneously with the execution of this Agreement, each Seller and CIP Participant and certain Option Holders have executed and delivered a Release, Termination Agreement, and Appointment of the Sellers’ Representative (collectively, the “Releases”) which include a ratification of the appointment of the Sellers’ Representative;

WHEREAS, as a condition and inducement for Buyer to enter into this Agreement, contemporaneously with the execution of this Agreement, the Company and the remaining Option Holders have entered into a Stock Option Cancellation Agreement (collectively, the “Option Cancellation Agreements”);

WHEREAS, as a condition and inducement for Buyer to enter into this Agreement, contemporaneously with the execution of this Agreement, the Company and each of Andrew C. Clarke, James Adams, R. Louis Schneeberger, Edward Wadel, Allen H. Motter and Paul Ratcliff have entered into amendments to the employment agreements of each of Messrs. Clarke, Adams, Schneeberger, Wadel, Motter, Ratcliff and Buss (collectively, the “Employment Agreement Amendments”);

WHEREAS, as a condition and inducement for Buyer to enter into this Agreement, contemporaneously with the execution of this Agreement, Sellers holding at least 75% of the outstanding Common Stock have delivered a previously executed stockholder consent for purposes of Code Section 280G (the “280G Stockholder Consent”);

WHEREAS, as a condition and inducement for Buyer to enter into this Agreement, contemporaneously with the execution of this Agreement, the Company, Panther II Transportation, Inc. and Fenway Partners, LLC have entered into a Termination Agreement (the “Termination Agreement”) terminating the Amended & Restated Management Advisory Agreement dated April 6, 2009 as of the Closing; and

WHEREAS, as a condition and inducement for Buyer to enter into this Agreement, contemporaneously with the execution of this Agreement, the holders of the Company’s 17.0% Senior Subordinated Notes due July 31, 2013 have executed and delivered a payoff letter and consent in connection with the transactions contemplated by this Agreement (the “Consent”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

PURCHASE AND SALE

1.01                        Purchase and Sale.  Subject to the terms and conditions in this Agreement, at the Closing, Buyer hereby agrees (or shall cause any Subsidiary to which Buyer has assigned its right hereunder) to purchase and acquire from Sellers, and each Seller hereby agrees to sell, assign, transfer and convey to Buyer (or any Subsidiary to which Buyer has assigned such right), all of the Company Stock free and clear of all Liens other than transfer restrictions arising under federal and state securities laws.  In furtherance thereof, at the Closing:

(a)                                 Buyer will:

(i)                               make payment to the Sellers’ Representative of an amount equal to the Estimated Aggregate Closing Consideration, as provided by the Sellers’ Representative in accordance with Section 1.02(b), by wire transfer of immediately available funds to an account specified by Sellers’ Representative, for distribution by the Sellers’ Representative to (A) Sellers who own preferred stock of the Company (which Sellers are set forth on Schedule 1.01(a)(i)(A)) in proportion to their interests in preferred stock as reflected on Schedule 3.04, and (B) Sellers who own common stock of the Company (which Sellers are set forth on Schedule 1.01(a)(i)(B)) at the rate of $100 for each holder of such common stock;

(ii)                            deposit $22,500,000 (the “Escrow Amount”) by wire transfer of immediately available funds into an escrow account (the “Escrow Account”) established pursuant to an escrow agreement in substantially the form of Exhibit A attached hereto (the “Escrow Agreement”) among Buyer, the Sellers’ Representative, and the Escrow Agent;

(iii)                         pay, on behalf of the Company, the Indebtedness, as reported by Sellers’ Representative in accordance with Section 1.02(b), by wire transfer of immediately available funds to the accounts designated by the holders of such Indebtedness;

(iv)                        make payments to (A) the Company, for the benefit of the Option Holders set forth on Schedule 1.01(a)(iv)(A) holding stock options, and (B) to the Option Holders set forth on Schedule 1.01(a)(iv)(B) who hold warrants and, in each case in consideration of the cancellation of the Options held by them (“Option Holder Payments”) in the amount of $100 for each such Option Holder (excluding from such payment under this subsection (iv) any Option Holder who also is an owner of the Company’s common stock), by wire transfer of immediately available funds to the accounts designated by Option Holders who hold warrants; and

(v)                           make payments to the Company, for the benefit of participants in the Company’s Cash Incentive Plan and to employees under other transaction incentive payments (the “CIP Participants”) as a result of the transactions contemplated by this Agreement in an aggregate amount equal to $3,900,000, for distribution by the Company, subject to applicable withholding in the case of employees of the Company, to the persons and in the amounts set forth in the resolution of the Board of Directors of the Company dated June 11, 2012 (“Transaction Payments”).

(b)                                 Sellers will deliver, or cause to be delivered, to Buyer all of the Company Stock.

1.02                        Calculation of Closing and Final Consideration.

(a)                                 For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to the result of: (i) $180,000,000, minus (ii) the Escrow Amount, minus (iii) the actual outstanding amount of Indebtedness as of 11:59 p.m. on the Closing Date, minus (iv) the actual Option Holder Payments, minus (v) the actual Transaction Payments, plus (vi) the amount, if any, by which actual Net Working Capital as of 11:59 p.m. on the Closing Date exceeds the Net Working Capital Target, or minus (vii) the amount, if any, by which actual Net Working Capital as of 11:59 p.m. on the Closing Date is less than the Net Working Capital Target, plus (viii) the actual amount of any Cash on Hand as of 11:59 p.m. on the Closing Date.  Notwithstanding the foregoing or anything in this Agreement to the contrary, when calculating the Aggregate Closing Consideration, Estimated Aggregate Closing Consideration and Final Aggregate Closing Consideration the calculations shall be performed as if the Closing had not occurred which, among other things, means (A) the actual amount of Indebtedness and Cash on Hand as of 11:59 p.m. on the Closing Date shall be calculated as if the Closing had not occurred and any payments required to be made pursuant to this Agreement, including, the payments made by the Buyer pursuant to Section 1.01(a)(iii), had not occurred; provided, however, that any Transaction Expenses which arise as a result of the Closing shall still be considered in calculating the outstanding amount of Indebtedness; and (B) the calculation of actual Net Working Capital as of 11:59 p.m. on the Closing Date shall be calculated as if the Closing had not occurred and any payments required to be made pursuant to this Agreement had not occurred.

(b)                                 Two Business Days prior to Closing, Sellers’ Representative will deliver to Buyer in writing its estimate of the Aggregate Closing Consideration (such amount, the “Estimated Aggregate Closing Consideration”), which estimate will be prepared by Sellers’ Representative in good faith based upon the books and records of Sellers and the Company and shall include an estimate of: (i) the total amount of each component item of Indebtedness (including each component item of Transaction Expenses) and total Indebtedness as of 11:59 p.m. on the Closing Date (together with the name of and wire transfer instructions for each payee thereof), (ii) the amount of estimated Net Working Capital as of 11:59 p.m. on the Closing Date, and (iii) the total amount of Cash on Hand as of 11:59 p.m. on the Closing Date.

(c)                                  Within 60 days after the Closing Date, Buyer shall deliver to Sellers’ Representative a statement setting forth Buyer’s proposed calculation of the actual Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Buyer’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Aggregate Closing Consideration, including details regarding each component item of Indebtedness (including each component item of Transaction Expenses) (the “Closing Statement”).

(d)                                 Following receipt by Sellers’ Representative of Buyer’s proposed Closing Statement and until the Aggregate Closing Consideration is finally determined pursuant to this Section 1.02, Sellers’ Representative shall be permitted, upon reasonable advance written notice and during normal business hours) to review the Company’s books and records and working papers related to Buyer’s draft of the proposed Closing Statement and determination of the Aggregate Closing Consideration (and the components thereof), and Buyer shall provide Sellers’ Representative with reasonable access to the Company’s personnel, books and records, and facilities in connection with such review.  The proposed Closing Statement delivered by Buyer shall become final and binding on the parties 30 days following Buyer’s delivery thereof to Sellers’ Representative unless Sellers’ Representative delivers written notice of its disagreement (“Notice of Disagreement”) to Buyer on or prior to such date.  The Notice of Disagreement must identify with specificity each item in the Closing Statement that the Sellers’ Representative disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute.  If a timely Notice of Disagreement is delivered by Sellers’ Representative, then the Closing Statement shall become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Sellers’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.

(e)                                  During the 30 days following delivery of a Notice of Disagreement, Buyer and Sellers’ Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such 30 day period, Buyer and Sellers’ Representative shall submit such dispute to the Independent Accountants for resolution of all matters which remain in dispute which were included in the Notice of Disagreement (and shall take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants shall make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers’ Representative will request that the Independent Accountants deliver to Buyer and the Sellers’ Representative its resolution in writing not more than 30 days after its engagement).  The Independent Accountants shall make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination shall be within the range of the dispute between Buyer and Sellers’ Representative.  The Independent Accountants’ determination shall be based solely on written materials submitted by Buyer and Sellers’ Representative (i.e., not on independent review) and on the definitions of “Aggregate Closing Consideration,” “Indebtedness,” “Cash on Hand” and “Net Working Capital” (and related definitions) included herein and the provisions of this Agreement.

(f)                                   The costs and expenses of the Independent Accountants shall be allocated between Buyer and Sellers based upon the percentage of the portion of the contested amount not awarded to Buyer or Sellers bears to the amount actually contested by such party.  For example, if Sellers’ Representative claims the Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Sellers’ Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers.

(g)                                  If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Underpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, (i) Buyer shall pay to Sellers’ Representative, or cause the Company to pay to Sellers’ Representative, by wire transfer of immediately available funds to an account or accounts specified by Sellers’ Representative (for distribution to Sellers), an amount equal to the Underpayment, and (ii) Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Sellers’ Representative (for distribution to Sellers) the amount required to be distributed under Section 5.04(a) from the Escrow Account.

(h)                                 If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Overpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to (i) pay to Buyer, by wire transfer of immediately available funds from the Escrow Account, an amount equal to the Overpayment, and (ii) pay to the Sellers’ Representative (for distribution to Sellers) the amount (if any) required to be distributed under Section 5.04(a) from the Escrow Account.

(i)                                     Except in the case of fraud, the payment (if any) from the Escrow Account in accordance with Section 1.02(h) shall be the sole and exclusive remedy for Buyer for payment of the Overpayment (if any) (and recourse against the Escrow Account shall be Buyer’s sole and exclusive source of recovery for any amounts owing to Buyer pursuant to this Section 1.02).  The dispute resolution provisions provided in this Section 1.02 shall be the exclusive remedies for the matters addressed or that could be addressed therein.  For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Buyer for the payment of the Overpayment shall be asserted against Sellers or any other Person and none of Sellers shall have any obligation to fund or otherwise replenish the Escrow Account.

(j)                                    All payments required pursuant to Sections 1.02(g) and 1.02(h) shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.

(k)                                 The provisions of this Section 1.02 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount shall be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

1.03                        The Closing.  The closing of the purchase and sale of the Company Stock (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201 at 10:00 a.m., on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Article 7 hereof (other than those conditions that are to be satisfied at Closing, but subject to their due satisfaction or waiver at the Closing), or at such other place or on such other date as may be mutually agreed to in writing by Buyer, the Company and the Sellers’ Representative. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.04                        Intentionally Omitted.

1.05                        Closing Deliveries by the Company and Sellers.  At Closing, the Company and Sellers, as the case may be, shall deliver or cause to be delivered to Buyer the following documents, the delivery of which is a condition to the obligation of Buyer to consummate the Closing, each of which shall be in form and substance satisfactory to Buyer (collectively, the “Company Closing Documents”):

(a)                                 (i) A copy of the certificate of incorporation, or applicable organizational document, of the Company and each of its Subsidiaries, certified by the Secretary of State of each entity’s respective state of incorporation or organization and dated not earlier than ten (10) days prior to the Closing Date; (ii) a certificate of good standing of the Company and each of its Subsidiaries from the Secretary of State of each entity’s respective state of incorporation or organization dated not earlier than ten (10) days prior to the Closing Date; and (iii) certificates from the Secretary of State of each state where the Company and any of its Subsidiaries is qualified to do business, dated not earlier than ten (10) days prior to the Closing Date, that such entity is in good standing in each such state;

(b)                                 A certificate of the secretary or assistant secretary of the Company, certifying as to (i) a copy of the bylaws of the Company and each of its Subsidiaries, (ii) a copy of the resolutions of the board of directors and stockholders of the Company, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action has been taken or is pending to dissolve the Company or any of its Subsidiaries, and (iv) incumbency and signatures of each of the Company’s officers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents;

(c)                                  Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.05(c);

(d)                                 The Escrow Agreement, duly executed by the Escrow Agent and Sellers’ Representative on behalf of Sellers;

(e)                                  Stock certificates representing 100% of the outstanding capital stock of the Company, duly endorsed for transfer to Buyer or accompanied by duly executed letters of transmittal;

(f)                                   Payoff or similar letters from the entities set forth on Schedule 1.05(f) indicating that, upon payment of the amount specified in such letters (which in the aggregate shall cover all Indebtedness as of the Closing, other than those Transaction Expenses which are accrued in the determination of Net Working Capital; provided, however, that in any event payoff letters shall be delivered from each of JP Morgan, Scudder Law Firm, P.C., L.L.O. and Ernst & Young; and provided, further, that to the extent JP Morgan, Scudder Law Firm, P.C., L.L.O. and Ernst & Young are unable to calculate prior to Closing the exact amount they are owed prior to Closing, Buyer shall pay, or cause the Company to pay, such additional amounts owed to such Persons (which may not exceed $50,000 per Person), but only to the extent Buyer or the Company has received invoices for such additional amounts and such additional amounts are included as liabilities in the final determination of Net Working Capital and the Final Aggregate Closing Consideration in accordance with Section 1.02), all Liens against the Company Stock and the property of the Company (including the stock and the property of any Subsidiary of the Company) held by such Persons shall be released and all obligations of the Company or any of its Subsidiaries (other than contractual contingent indemnity obligations) to such Persons shall be satisfied;

(g)                                  The duly executed Company Closing Certificate;

(h)                                 Duly executed resignations, effective as of the Closing, of each director and officer that is not a full time employee of the Company and its Subsidiaries requested by Buyer;

(i)                                     A certificate duly executed by the Company which meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the shares of the Company are not U.S. real property interests;

(j)                                    Evidence of termination or amendment of the contracts specified on Schedule 1.05(j), including the termination of all management or similar agreements with Fenway Partners, LLC, which termination documents shall provide that all obligations of the Company and its Subsidiaries are terminated as of the Closing and no future payment by the Company or any of its Subsidiaries is required under any agreement between the Company or its Subsidiaries and Fenway Partners, LLC or any of its Affiliates; and

(k)                                 Unaudited financial statements of the Company as of and for the years ended December 31, 2011 and 2010, in substantially the form of the draft audited financials previously provided to Buyer through access to the Company’s virtual data room.

1.06                        Closing Deliveries by Buyer.  At Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer shall deliver to the Sellers’ Representative the following documents, the delivery of which is a condition to the obligation of the

Company and Sellers to consummate the Closing, each of which shall be in form and substance satisfactory to the Sellers (collectively, the “Buyer Closing Documents”):

(a)                                 A copy of the certificate of incorporation of Buyer, certified by the Delaware Secretary of State and dated not earlier than ten (10) days prior to the Closing Date, and a certificate of good standing of the Buyer from the Delaware Secretary of State, dated not earlier than ten (10) days prior to the Closing Date;

(b)                                 A certificate of the secretary or assistant secretary of Buyer, certifying as to (i) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (ii) incumbency and signatures of each of the Buyer’s officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;

(c)                                  Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.06(c);

(d)                                 The Escrow Agreement, duly executed by Buyer; and

(e)                                  The duly executed Buyer Closing Certificate.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Buyer as of the date hereof and as of the Closing Date:

2.01                        Organization; Power and Authority; Authorization.  With respect to each Seller other than individuals, such Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or organization.  Such Seller has all requisite power and authority to execute and deliver the Seller Transaction Documents to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance of the Seller Transaction Documents to which it is a party by such Seller and the consummation of the transactions contemplated thereby by such Seller have been duly authorized by all requisite action on the part of such Seller.

2.02                        Enforceability.  This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.  Each other Seller Transaction Document to which a Seller is a party, when executed and delivered by such Seller, will be duly executed and delivered by that Seller, and assuming that such other Seller Transaction Documents are valid and binding obligations of the other parties thereto, each such Seller Transaction Document to which it is a party will constitute a valid and binding obligation of that Seller, enforceable against that Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

2.03                        No Conflicts; Litigation.  Except as set forth on Schedule 2.03, the execution, delivery and performance by a Seller of the Seller Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by such Seller do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of that Seller, including the Company Stock owned by such Seller, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party, under the provisions of Seller’s certificate of incorporation or formation, if any, or any agreement or instrument to which such Seller is bound, or any law, statute, rule or regulation or order, writ, injunction, judgment or decree of any Governmental Authority to which such Seller or any of its properties or assets is subject.  Such Seller is not a party to any litigation, claims, actions or other proceeding, or any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability of such Seller to consummate the transactions contemplated hereby, and to such Seller’s Knowledge, no such litigation, claim, action or other proceeding is threatened against such Seller.

2.04                        Title.  Such Seller is the record and beneficial owner of the number of shares of Company Stock and Options set forth opposite its name on Schedule 2.04, free and clear of any Liens (other than transfer restrictions under applicable federal and state securities laws).  Except as set forth on Schedule 2.04, such Seller is not a party to any Option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that could require such Seller or, after the Closing, Buyer, to vote, sell, transfer, or otherwise dispose of, or affect the voting of, any capital stock or other ownership interest of the Company.  Except for the shares of Company Stock owned by such Seller and listed on Schedule 2.04 and the Options owned by such Seller and listed on Schedule 2.04, such Seller does not own any shares of capital stock or other securities of the Company or any Options.  At the Closing, such Seller is transferring to Buyer, and Buyer is acquiring from such Seller, good title to the Company Stock free and clear of all Liens, other than Liens arising under federal and state securities laws and Liens created by, or otherwise arising as a result of any action of, Buyer.

2.05                        Brokerage.  Except as set forth on Schedule 3.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

2.06                        No Affiliate Transactions; No Assets Used in Business.  Except as set forth on Schedule 2.06, such Seller (i) is not a party to any agreement or transaction with the Company or any Subsidiary of the Company and (ii) does not have any interest in any asset or right of the Company or any Subsidiary of the Company, or any asset used in the business of the Company or its Subsidiaries (whether tangible or intangible, including, but not limited to, any software, know-how, trade secret, or other Intellectual Property).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date:

3.01                        Good Standing; Power and Authority; Enforceability.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Schedule 3.01, which constitute all of the jurisdictions in which its ownership or leasing of its assets or property or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.

(b)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own and operate its properties and to carry on its businesses as presently conducted.

(c)                                  This Agreement and the other Transaction Documents to which the Company is or will be a party have been, or will be at Closing, duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company, constitute or, upon execution and delivery, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

3.02                        Authorization; No Conflicts.

(a)                                 The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party.

(b)                                 Except as set forth on Schedule 3.02, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of the Company or any of its Subsidiaries, result in any breach of, constitute a default under, trigger any penalty or change in control payment under or require any authorization, consent, approval, filing, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of the Company’s or any of its Subsidiaries’ certificate of incorporation (or equivalent governing documents) or any agreement set forth on Schedule 3.10(a), or any material law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject.

3.03                        Subsidiaries.  Except as set forth on Schedule 3.03, neither the Company nor any of its Subsidiaries owns or holds the right or has an obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Each Subsidiary is in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, limited liability or similar, as applicable, power and authority to own its properties and to carry on its businesses as presently conducted, and is qualified or licensed to transact business and is in good standing in each of those jurisdictions set forth on Schedule 3.03, which constitute all of the jurisdictions in which its ownership or leasing of its assets or property or the conduct of businesses as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.  All of the equity securities of each Subsidiary are owned, directly or indirectly, by the Company as set forth on Schedule 3.03.  Each outstanding share of capital stock of each Subsidiary of the Company has been duly and validly authorized and issued and is fully paid and non-assessable.  No shares of capital stock of any Subsidiary of the Company have been issued in violation of any preemptive or similar rights of any past or present shareholder of such Subsidiary.  Except as set forth on Schedule 3.03, none of the Company’s Subsidiaries has any outstanding equity securities, or securities convertible into equity securities, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any Subsidiary of the Company.

3.04                        Equity Securities.  The authorized capital stock of the Company consists solely of 5,000,000 shares of Common Stock and 100,000 shares of Preferred Stock of which: 3,108,822.37 shares of Common Stock are issued and outstanding, 21,223.82 shares of Preferred Stock are issued and outstanding, and no shares of Common Stock or Preferred Stock are issued and held by the Company in treasury.  All of the Company Stock is held of record by Sellers as set forth on Schedule 3.04.  Each share of Company Stock has been duly authorized and validly issued, and is fully paid and nonassessable.  None of the shares of Company Stock has been issued in violation of any preemptive or similar rights of any past or present shareholder of the Company.  Except as set forth on Schedule 3.04, the Company has no outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company.  Schedule 3.04 lists all participants in the Panther Expedited Services, Inc. Cash Incentive Plan (the “Cash Incentive Plan”) and the number of units held by them.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall have good and valid title to all of the outstanding capital stock of the Company, free and clear of all Liens, other than Liens arising under federal and state securities laws and Liens created by, or otherwise arising as a result of any action of, Buyer.

3.05                        Financial Statements; Undisclosed Liabilities.

(a)                                 Schedule 3.05(a) consists of: (i) the Company’s unaudited consolidated balance sheets as of April 30, 2012 (the “Latest Balance Sheet”) and as of April 30, 2011, and the related statements of income and cash flows for the respective four (4) month periods then ended, (the “Unaudited Interim Financial Statements”), and (ii) the Company’s unaudited consolidated balance sheet as of December 31, 2011, together with the statements of income and cash flows and audited consolidated balance sheet as of December 31, 2010, together with the statements of income and cash flows for the two fiscal years ended December 31, 2011 (the “Year-end Financial Statements”) (the statements described in clauses (i) and (ii) of this Section 3.05(a), collectively, the “Financial Statements”).  The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company, as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods covered thereby (subject, in the case of the Unaudited Interim Financial Statements, to (I) the absence of footnote disclosures and (II) changes resulting from normal year-end adjustments).

(b)                                 Except as set forth on Schedule 3.05(b), the Company and its Subsidiaries have no material liability or obligation other than (i) liabilities or obligations shown on the Latest Balance Sheet, and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet.

3.06                        Accounts Receivable.  All accounts receivable of the Company and its Subsidiaries (“Accounts Receivable”), whether or not reflected on the Latest Balance Sheet, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  To the Company’s Knowledge, the Accounts Receivable are current and collectible net of the reserves shown on the Latest Balance Sheet (which reserves have been established in accordance with GAAP and calculated consistent with past practice in the preparation of the Financial Statements).

3.07                        Absence of Certain Developments.  Since December 31, 2011, there has not occurred any event, occurrence, fact, circumstance or change that has had a Material Adverse Effect. Except as set forth on Schedule 3.07 and except as expressly contemplated by this Agreement, since December 31, 2011, the Company and its Subsidiaries have operated their business in the ordinary course of business consistent with past practice in all material respects, and neither the Company nor or any of its Subsidiaries has:

(a)                                 sold, leased, assigned or transferred any material portion of its assets;

(b)                                 effected any recapitalization, reclassification, stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any stockholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;

(c)                                  merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than a Subsidiary of the Company or advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors, and third-party transportation providers of the Company or any Subsidiary thereof in the ordinary course of business);

(d)                                 made commitments for capital expenditures in excess of $250,000 in the aggregate other than as contemplated by the Company’s budget, a true and correct copy of which has been made available to Buyer;

(e)                                  granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Intellectual Property other than in the ordinary course of business;

(f)                                   suffered any event of damage, destruction, casualty loss or claim exceeding $250,000 in excess of amounts covered by applicable insurance;

(g)                                  failed to maintain their respective material assets in substantially their current physical condition, normal wear and tear excepted;

(h)                                 granted any increase in the amount of cash compensation, benefits, retention or severance pay to any of its directors, officers or other senior executives or adopted, amended or terminated any Plan or Benefit Program or Agreement;

(i)                                     made any payment or commitment to pay any pension, retirement allowance or other employee benefit, any amount relating to unused vacation days, retention, severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice and which payments or commitments to pay do not exceed $100,000 in the aggregate;

(j)                                    made any material change in accounting, auditing or tax reporting methods, policies or practices;

(k)                                 made or revoked any election with respect to Taxes of the Company or any of its Subsidiaries or changed its tax year;

(l)                                     accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;

(m)                             delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the ordinary course of business in accordance with reasonable commercial practices; or

(n)                                 committed to do any of the foregoing.

3.08                        Real Properties.

(a)                                 The Company and its Subsidiaries do not own any real property.

(b)                                 Schedule 3.08(b) contains a complete and accurate list of all leases (“Real Property Leases”) of real property by the Company and its Subsidiaries (the “Leased Real Property”).  The Company has made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto.

(c)                                  Except as set forth on Schedule 3.08(c):

(i)                               the Company or its Subsidiary has valid and binding leaseholds in the Leased Real Property;

(ii)                            the Company or its Subsidiary enjoys peaceful and undisturbed possession of the Leased Real Property sufficient for the current operations and use of such Leased Real Property by the Company or its Subsidiary;

(iii)                         each Real Property Lease is in full force and effect in all material respects;

(iv)                        neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party is in material breach or material default under any of the Real Property Leases, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof, and none of the transactions contemplated hereby will constitute or create a default, event of default, or right of termination thereunder;

(v)                           neither the Company nor any of its Subsidiaries has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of any of the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to the Company’s Knowledge, no such condemnation or taking is threatened or contemplated; and

(vi)                        the buildings and structures located on the Leased Real Property and used in the business and operations of the Company and its Subsidiaries are sufficient for the continued conduct of the business and operations of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

3.09                        Taxes.

(a)                                 Except as set forth on Schedule 3.09(a): (i) the Company and its Subsidiaries have duly and timely filed or caused to be duly and timely filed all federal and other Tax Returns that are required to be filed by or with respect to the Company or its Subsidiaries (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects; (iii) the Company and its Subsidiaries have paid, or made provision for the payment of, all Taxes that are or have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Company or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements; and (iv) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or properly accrued.

(b)                                 Except as set forth on Schedule 3.09(b):

(i)                               there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries raised by any taxing authority in writing;

(ii)                            neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(iii)                         neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

(iv)                        no deficiency or proposed adjustment which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries;

(v)                           neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement;

(vi)                        there is no action, suit, taxing authority proceeding or audit now in progress or, to the Company’s knowledge, pending or threatened against or with respect to the Company or any of its Subsidiaries;

(vii)                     to the Company’s knowledge, no written claim has been made in the past five (5) years by a taxing authority in a jurisdiction where none of the Company or any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(viii)                  no power of attorney that is currently in force has been granted with respect to any matter related to Taxes that could affect the Company or any of its Subsidiaries;

(ix)                        there are no Liens (other than the Liens for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(x)                           none of the property of the Company or any of its Subsidiaries is held in an arrangement that is a partnership for U.S. federal Tax purposes.  No asset of the Company or any of its Subsidiaries is a debt obligation that (i) was issued with “original issue discount,” as defined in Section 1273 of the Code; (ii) is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code; (iii) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; (iv) constitutes “corporation acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (v) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code;

(xi)                        neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date;

(xii)                     neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise other than the members of the Consolidated Group of which the Company is the common parent (the “Company Consolidated Group”). Other than the Company Consolidated Group, in the past four years, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes;

(xiii)                  neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(xiv)                 neither the Company nor any of its Subsidiaries has (i) participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1. The Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law); and

(xv)                    neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) or 404 of the Code.

3.10                        Contracts and Commitments.

(a)                                 Except as set forth on Schedule 3.10(a) or Schedule 3.13(a), none of the Company or any of its Subsidiaries is party, or subject, to any:

(i)                               agreement relating to any completed or pending business acquisition or divestiture since January 1, 2005;

(ii)                            bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(iii)                         stock option or similar plan;

(iv)                        contract (I) for the employment of any officer, individual employee or other person, (II) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (III) that provides severance or other benefits for any person;

(v)                           agreement under which the Company or any of its Subsidiaries created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback, or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any of the Company’s or any of its Subsidiaries’ assets;

(vi)                        guaranty of any Indebtedness;

(vii)                     lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $50,000;

(viii)                  lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(ix)                        contract or group of related contracts with the same party for the purchase by the Company of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $250,000 (other than purchase orders and transportation contracts entered into in the ordinary course of business);

(x)                           contract or group of related contracts with the same party for the sale by the Company of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 (other than sales orders and transportation contracts entered into in the ordinary course of business);

(xi)                        any other contract, lease or agreement which cannot be canceled by the Company or any of its Subsidiaries without penalty or further payment or obligation and without more than 60 days’ notice and with remaining fixed payments in excess of $500,000;

(xii)                     agreement containing covenants that in any way purport to restrict the right of the Company or any Subsidiary thereof to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers;

(xiii)                  hedging arrangement or forward, swap, derivatives or futures contract;

(xiv)                 joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by the Company or any Subsidiary thereof with any other Person);

(xv)                     material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Intellectual Property;

(xvi)                 agreement under which the Company or any Subsidiary thereof has made loans or advances to any other Person, and such advances or loans remain outstanding, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers and employees of the Company or any Subsidiary thereof in the ordinary course of business;

(xvii)              contract or agreement with any consultant (which provides for or will likely involve payments to such consultant in excess of $50,000 after the date of this Agreement) or employee or any current or former officer, director, stockholder or Affiliate of the Company or any Subsidiary thereof;

(xviii)           settlement, conciliation or similar agreement, the performance of which will involve payment after the date of this Agreement of consideration in excess of $250,000 or governmental monitoring, consent decree or reporting responsibilities; or

(xix)                 any contract or agreement, not otherwise covered by the foregoing, that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b)                                 The Company has made available to Buyer a true, correct and complete copy of each written agreement set forth on Schedule 3.10(a) or Schedule 3.13(a), including all modifications and amendments thereto, and has made available to Buyer a true, correct and complete written summary of each oral agreement listed on Schedule 3.10(a) or Schedule 3.13(a).  With respect to each agreement set forth on Schedule 3.10(a) or Schedule 3.13(a): (i) such agreement is valid, binding and in full force and effect in all material respects and is enforceable by the Company or its Subsidiaries in accordance with its respective terms; and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party, is in material breach or default under such agreement.  Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any agreement listed on Schedule 3.10(a).

(c)                                  Schedule 3.10(c) sets forth a list of the transportation contracts with the Company’s ten largest customers (by consolidated revenue) for 2011, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Customer Contracts”), and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party, is in material breach or default under such contract.  Neither the Company nor any Subsidiary has received written notice from any customer that such customer intends to terminate, substantially modify, fail to renew, or reduce volumes substantially under, any such Customer Contract.

(d)                                 Schedule 3.10(d) sets forth a list of the contracts with the Company’s ten largest vendors or suppliers (by consolidated expenses) for 2011, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Vendor Contracts”), and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party, is in material breach or default under such contract.  Neither the Company nor any Subsidiary has received written notice from any vendor that such vendor intends to terminate, substantially modify, fail to renew, or reduce volumes substantially under any such Vendor Contract.

3.11                        Intellectual Property.

(a)                                 All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing Intellectual Property, owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”) are set forth on Schedule 3.11.  All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.  The Intellectual Property owned by the Company and its Subsidiaries (the “Company Intellectual Property”) and the Intellectual Property licensed by the Company from third parties is all of the Intellectual Property that is used by the Company in the conduct of its business as currently conducted and as conducted during the twenty-four (24) month period preceding the date hereof.  Schedule 3.11(a)(ii) sets forth each material license or sublicense that the Company or any of its Subsidiaries has granted to any third party with respect to any Intellectual Property.

(b)                                 Except as set forth on Schedule 3.11(b), the Company or a Subsidiary thereof owns and possesses all right, title and interest in and to, or possesses the valid right to use, the Company Intellectual Property.  Except as set forth on Schedule 3.11(b), (i) the conduct of the business by the Company and its Subsidiaries as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii)  there are no pending actions alleging that the Company or any of its Subsidiaries are infringing, misappropriating, diluting or otherwise violating any intellectual property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Company or its Subsidiaries and used in business; and (iii) the Company has not received in the past three (3) years any written claim from any Person alleging any intellectual property infringement, misappropriation, dilution or other such violations.  There are no outstanding judicial or administrative orders to which the Company or its Subsidiaries is a party or by which they are bound, which restricts the rights to use any of the Intellectual Property owned by the Company.

(c)                                  The Company and its Subsidiaries have provided Buyer a true, correct, and complete description of steps taken to protect and, where applicable, maintain in confidence, trade secrets of the Company and its Subsidiaries and third parties, including obtaining from employees, directors, officers and consultants confidentiality agreements between the Company and such employees, directors, officers, or consultants.  Except as set forth in Schedule 3.11(c), no present or former officer, director, employee, or contractor of Company or its Subsidiaries, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by the Company or its Subsidiaries, or the right to receive royalty or other payments for Intellectual Property used by the Company or one of its Subsidiaries.

(d)                                 The Company and its Subsidiaries own or lease all Computer Systems that are necessary for the operation of its business.  In the past twenty-four (24) months, there has been no failure of or other material substandard performance of any Computer Systems which have caused any material disruptions to the business of Company or its Subsidiaries.  The Company and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities, and as applicable, have taken commercially reasonable steps to implement such plans and procedures.  The Company and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of the Computer Systems and software information stored thereon from unauthorized use, access, or modification by third parties.  The Company and its Subsidiaries have pursuant to software licenses the number of users or seats used in the business of Company and its Subsidiaries as currently conducted.

(e)                                  Except as set forth on Schedule 3.11(e), the Company or its Subsidiaries have possession of a copy of all material Technology related to the operation of the business of the Company and its Subsidiaries as conducted as of the date hereof and during the twenty-four (24) month period preceding the Closing Date.

(f)                                   Except as set forth on Schedule 3.11(f), none of the Software owned and/or currently under development by the Company or any of its Subsidiaries is subject to the provisions of any Open Source Code license or other contract which could:  (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any Software or any portion thereof.

(g)                                  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i)                               encumber or adversely affect the right to use any Intellectual Property presently owned or used by Company or any of its Subsidiaries in the conduct of its business, as conducted as of the date hereof; or

(ii)                            cause Company or its Subsidiaries to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered, and performed or the transactions contemplated hereby consummated.

3.12                        Litigation.  Except as set forth on Schedule 3.12, (a) there are no actions, suits or proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries or their respective officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $250,000 has been established or the Company’s and its Subsidiaries’ maximum estimated liability is in excess of $250,000; and (b) neither the Company nor any of its Subsidiaries is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority.  Except as set forth on Schedule 3.12, since January 1, 2010, the Company and its Subsidiaries have not settled or received a final judgment concerning any outstanding action, suit, or proceeding for an amount in excess of $250,000.

3.13                        Employee Benefit Plans.

(a)                                 Schedule 3.13(a) lists each of the following which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors, or any agents, consultants, or similar representatives providing services to or for the Company or any of its Subsidiaries, or with respect to which Company or any of its Subsidiaries has any liability:

(i)                               each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Plan”);

(ii)                            each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Schedule 3.13(a)(i) (“Benefit Program or Agreement”).

(b)                                 With respect to each Plan, the Company has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts, and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) the latest financial statements, and (v) the latest Form 5500 annual report.

(c)                                  No Plan is subject to Title IV of ERISA nor does any Plan provide for medical or life insurance benefits to retired or former employees of the Company or any of its Subsidiaries (other than as required under Code Section 4980B, or similar state law).  Neither the Company nor any of its Subsidiaries is a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

(d)                                 Except as set forth on Schedule 3.13(d):

(i)                               Each Plan, Benefit Program and Agreement complies in form and operation in all material respects with its terms, the requirements of the Code, ERISA, and all other applicable laws;

(ii)                            Each Plan that is intended to be qualified under Section 401(a) of the Code meets such requirements and has received a favorable determination letter or opinion letter from the Internal Revenue Service within the applicable remedial amendment periods and no amendments have been made to any such Plan following the receipt of a determination letter or opinion letter that would jeopardize such Plan’s qualified status;

(iii)                         There are no actions, suits, or claims (other than for benefits under such plans) pending or threatened against any of the Plans, Benefit Programs or Agreements or their assets;

(iv)                        As to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

(v)                           No act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vi)                        To the Company’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Guaranty Benefit Corporation; and

(vii)                     No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(e)                                  All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of the Company or any of its Subsidiaries, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or accrued in accordance with past custom and practice of the Company and its Subsidiaries. All premiums or other payments that are due and owing (except retroactive premium adjustments (if any) that may become due) for all periods ending on or before the Closing Date have been paid or accrued in accordance with past custom and practice of the Company and its Subsidiaries with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA).

(f)                                   Each Plan which is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(g)                                  Except as otherwise set forth on Schedule 3.13(g), no Plan, Benefit Program or Agreement provides that payments pursuant to such Plan, Benefit Program or Agreement may be made in securities of the Company or a corporation, trade, business or entity under common control with the Company within the meaning of Section 414(b), (k) or (m) of the Code or Section 4001 of ERISA (“Commonly Controlled Entity”), nor does any trust maintained pursuant to any Plan, Benefit Program or Agreement hold any securities of the Company or any Commonly Controlled Entity.

(h)                                 Schedule 3.13(h) lists any Plans, Benefit Programs or Agreements that, considered individually or considered collectively with any other such Plans, Benefit Programs or Agreements, will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.

3.14                        Section 280G.  The Company has submitted to all Sellers a shareholder vote (along with adequate disclosure satisfying the requirements of Code Section 280G(b)(5)(B)(ii) and any regulations promulgated thereunder) determining the right of any “disqualified individual” with respect to the Company (within the meaning of Code Section 280G(c)) to receive any payment that could constitute a “parachute payment” (within the meaning of Code Section 280G(b)(2)(A)) and as to which such individual has waived his or her rights as described in the following sentence in a manner that satisfies the shareholder approval requirements of Code Section 280G(b)(5) and any regulations promulgated thereunder to the extent necessary to cause any such payment to not constitute an “excess parachute payment” within the meaning of Code Section 280G(b)(1).  To the extent that any “disqualified individual” has the right to receive payments that could constitute “parachute payments”, the Company has obtained waivers of such rights prior to soliciting the vote described in the immediately preceding sentence such that the 280G Stockholder Consent establishes each “disqualified individual’s” right to the payment (each, if any, a “280G Waiver”).  The Company has provided to Buyer true, correct and complete copies of all shareholder vote related documents, including, but not limited to, any disclosure documents, the 280G Waivers and the 280G Stockholder Consent.

3.15                        Insurance.  Schedule 3.15 lists each insurance policy maintained by or otherwise covering the Company or any of its Subsidiaries and describes any self-insurance or co-insurance arrangements by or affecting the Company or any of its Subsidiaries (the “Insurance Policies”).  All such Insurance Policies are in full force and effect, and no notice or, to the Company’s Knowledge, threat of a rate increase, non-renewal, cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such Insurance Policy.  Neither the Company nor any of its Subsidiaries has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy.

3.16                        Compliance with Laws.  Except as otherwise set forth on Schedule 3.16, each of the Company and its Subsidiaries has since January 1, 2010, complied and is currently in material compliance with all applicable laws and regulations of Governmental Authorities.  No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened.  No written notices have been received by the Company or any of its Subsidiaries since January 1, 2010 alleging a violation of any such laws or regulations.

3.17                        Environmental Matters.

(a)                                 Except as set forth on Schedule 3.17, the Company and its Subsidiaries are and for the five year period before the Closing Date have been, and will be, in material compliance with all federal, state and local laws and regulations of Governmental Authorities concerning pollution, protection of the environment, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental Laws”).

(b)                                 Except as set forth on Schedule 3.17, the Company and its Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses and other authorizations required under Environmental Laws to carry on their respective businesses as conducted on the date hereof.

(c)                                  Except as set forth on Schedule 3.17, neither the Company nor any of its Subsidiaries has, within the past two (2) years, received any written notice of material violations or material liabilities arising under Environmental Laws relating to the Company or any of its Subsidiaries or any of their respective facilities that remains pending or unresolved.

(d)                                 Except as set forth on Schedule 3.17, there are no material actions, suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any outstanding material judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.17 are the sole and exclusive representations and warranties with respect to the Company or any of its Subsidiaries, with respect to environmental, health and safety matters, including matters arising under or relating to Environmental Laws.

3.18                        Affiliated Transactions.  Except as set forth on Schedule 3.18, no director, officer, stockholder or Affiliate of the Company or, to the Company’s Knowledge, any individual in such director’s, officer’s or stockholder’s immediate family or any entity controlled by any such director, officer, stockholder or Affiliate of the Company, (i) is a party to any contract, agreement, commitment or transaction with or (except under terms of employment, as applicable) provides any services to the Company or any of its Subsidiaries, (ii) has any interest in any tangible or intangible property used by the Company or any of its Subsidiaries, or (iii) owns, directly or indirectly, any material interest in any person that competes with the Company or its Subsidiaries in any material respect (it being agreed that the ownership of no more than 5% of any class of outstanding stock of any publicly traded corporation shall not be deemed material for purposes of this Section 3.18).

3.19                        Brokerage and Expenses.  Except as set forth on Schedule 3.19, neither the Company nor any of its Subsidiaries has any liability to pay any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Company, other than those that will be paid or otherwise borne by Sellers individually.

3.20                        Sufficiency of and Title to Assets.  The assets owned, leased, or licensed by the Company and its Subsidiaries constitute all material assets used in connection with the business of the Company and its Subsidiaries, and such assets constitute all the assets necessary for the Company and its Subsidiaries to continue to conduct its business in the same manner as it is presently being conducted.

The owned assets of the Company and its Subsidiaries are not subject to any Lien, except for Liens disclosed on Schedule 3.20 and Liens that are immaterial individually and in the aggregate.

3.21                        Employee Relations.  Except as set forth on Schedule 3.21, since January 1, 2010:

(a)                                 neither the Company nor any of its Subsidiaries has been a party to any collective bargaining agreement and no such agreement is currently being negotiated;

(b)                                 there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity, or other labor dispute involving the Company or any of its Subsidiaries;

(c)                                  there has not been any proceeding relating to the alleged violation of any law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding relating to any alleged violation of any law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;

(d)                                 neither the Company nor any of its Subsidiaries has agreed to recognize a collective bargaining agent and no application or petition for an election or for certification of a collective bargaining agent has been delivered to the Company or any of its Subsidiaries; and

(e)                                  neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify all or any material portion of the Company’s or any of its Subsidiaries’ independent contractors as employees for any purpose.

3.22                        Permits; Safety Rating.  The Company and its Subsidiaries possess all permits required to operate their business as presently conducted, such permits are in full force and effect and no proceeding is pending or, to the Company’s Knowledge, threatened which could result in the revocation or limitation of any permit, except where such noncompliance, revocation, or limitation would not result in a material liability to or material limitation on the Company or any of its Subsidiaries.  Except as set forth on Schedule 3.22, none of the permits held by the Company or any of its Subsidiaries will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (“FMCSA”), or its predecessor the Federal Highway Administration (“FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no proceeding pending that could result in an unsatisfactory or conditional safety and fitness rating.

3.23                        Foreign Corrupt Practices Act.  To the Company’s Knowledge, (a) the Company and its Subsidiaries are in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), except where the failure to so company would not result in a material liability to or limitation on the Company or any of its Subsidiaries and (b) since January 1, 2010, the Company and its Subsidiaries have not been investigated by any Governmental Authority with respect to, or been given written notice by a Governmental Authority of, any violation by the Company or its Subsidiaries of the FCPA.

3.24                        Bank Accounts.  Schedule 3.24 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains safe deposit boxes, an account, lock box or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.25                        Confidentiality Agreements.  Since January 1, 2011, each potential purchaser of the Company’s equity securities or business and assets of the Company and its Subsidiaries that has been afforded access to the Company’s data room or to material confidential information concerning the Company and its Subsidiaries has executed an agreement substantially similar to the Confidentiality Agreement dated February 2, 2012, between Buyer and the Company, and none of such agreements has been terminated, amended, or waived.

3.26                        Loans to Officers and Directors.  Except as set forth on Schedule 3.26, neither the Company nor any Subsidiary of the Company has outstanding any loans or advances to any officer or director of the Company or any Subsidiary.

3.27                        Bribery of Public Officials and Witnesses.  The Company and its Subsidiaries have not violated, attempted, planned, promised to or otherwise acted in contradiction to the anti-bribery and corruption provisions of 18 U.S.C. § 201(b) and (c) and any regulations or rules promulgated thereunder (the “Anti-Kickback Statutes”).  The Company and its Subsidiaries have not received written notice from any Governmental Authority of, or to the Company’s Knowledge been investigated by any Governmental Authority with respect to, any violation by the Company, any Subsidiary of the Company or any employee of the Company or any of its Subsidiaries of the Anti-Kickback Statutes and, to the Company’s Knowledge, no such investigation has been threatened or is pending.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date:

4.01                        Good Standing.  Buyer is a corporation existing and in good standing under the laws of the State of Delaware.

4.02                        Power and Authority; Authorization.  Buyer has all requisite corporate power and authority to execute and deliver the Buyer Transaction Documents and to perform its obligations thereunder.  The execution, delivery and performance of the Buyer Transaction Documents by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of the Buyer Transaction Documents.

4.03                        Enforceability.  This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is a valid and binding obligation of Sellers and the Company, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.  Each other Buyer Transaction Document, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that such other Buyer Transaction Documents are valid and binding obligations of the other parties thereto, each such Buyer Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

4.04                        No Conflicts.  Except as set forth on Schedule 4.04, the execution, delivery and performance of the Buyer Transaction Documents by Buyer and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer’s certificate of incorporation or bylaws, or any agreement or instrument to which Buyer is bound, or any law, statute, rule or regulation or order, judgment or decree of any Governmental Authority to which Buyer is subject.

4.05                        Litigation.  There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer or its Subsidiaries at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer’s performance under any Buyer Transaction Document or the consummation of the transactions contemplated thereby.

4.06                        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, except those that will be satisfied or otherwise borne by Buyer (and not satisfied or otherwise borne by Sellers or any of their owners or Affiliates).

4.07                        Investment Representation.  Buyer is acquiring the Company Stock for its own account with the intention of holding such Company Stock for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Buyer acknowledges that the Company Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Stock are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.08                        Solvency.  Immediately after giving effect to the transactions contemplated hereby and the payment of other necessary fees, expenses and other amounts in connection therewith, and assuming the accuracy of the Company’s representations and warranties contained in Article 3.  Buyer and each of its Subsidiaries (including the Company and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby, and assuming the accuracy of the Company’s representations and warranties contained in Article 3.  Buyer and each of its Subsidiaries (including the Company and its Subsidiaries) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Subsidiaries (including the Company and its Subsidiaries).

4.09                        Financing.  Buyer has delivered to Sellers and the Company true, correct and complete copies of the fully executed Commitment Letters, including all amendments and modifications thereto, which remain in full force and effect.  As of the date of this Agreement, Buyer has no reason to believe that it will be unable to satisfy, on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.01                        Survival.  All of the representations and warranties contained in Article 2, Article 3 and Article 4 or in the Company Closing Certificate or Buyer Closing Certificate and the right of any person to assert any claim for indemnification or recovery from the Escrow Account in respect thereof pursuant to this Article 5 shall survive the Closing, but shall terminate and be of no further force or effect after the first anniversary of the Closing Date; provided that notwithstanding the foregoing (a)  the representations set forth in Section 2.04 (Title), Section 3.04 (Equity Securities), and Section 3.09 (Taxes) (other than with respect to the items described on Schedule 5.01(b)) shall terminate and be of no further force or effect after the eighteen month anniversary of the Closing Date and (b) the representations and warranties of Section 3.09 (Taxes) with respect to the matters set forth on Schedule 5.01(b) shall survive until the date of payment of all amounts due pursuant to the final resolution of such matters with the Internal Revenue Service and any state taxing authorities (as applicable, the “Survival Date”).  All covenants and agreements that require performance prior to or at the Closing shall terminate immediately after the Closing.  All covenants and agreements that require performance after the Closing shall survive in accordance with their terms and applicable law.

5.02                        Indemnification by Buyer.  From and after the Closing (but subject to the provisions of this Article 5), Buyer shall indemnify Sellers, Option Holders, and CIP Participants, and hold them harmless from any Losses incurred by them to the extent resulting from any (a) breach or inaccuracy of any representation or warranty of Buyer contained in Article 4 or the Buyer Closing Certificate, (b) nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement, and (c) nonfulfillment or breach of any covenant or agreement of the Company requiring performance by the Company after the Closing.  All payments under this Section 5.02 shall be treated by the parties as an adjustment to the proceeds received by Sellers and the Company for the benefit of Option Holders and CIP Participants pursuant to Article 1.

5.03                        Indemnification by Sellers.  From and after the Closing (but subject to the provisions of this Article 5), each Seller shall, severally and not jointly, indemnify Buyer, the Company, each of Buyer’s and the Company’s respective Affiliates and representatives (all such foregoing persons, collectively, the “Buyer Indemnitees”) and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee to the extent resulting from fraud by such Seller or a breach by such Seller of its representations and warranties in Section 2.04 or Section 2.05. All payments under this Section 5.03 shall be treated by the parties as an adjustment to the proceeds received by the indemnifying Seller pursuant to Article 1.  Except in the case of fraud, in no event shall any Seller be required to provide aggregate indemnification in excess of the net proceeds actually received by such Seller under this Agreement.

5.04                        Escrow.

(a)                                 Within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined pursuant to Section 1.02 of this Agreement, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Sellers’ Representative (for distribution to Sellers) the amount (if any) that is equal to $4,500,000 less any Overpayment (as defined by Section 1.02(h) of this Agreement) paid to Buyer; provided, however, if at the time of delivery of joint written instructions to the Escrow Agent pursuant to this Section 5.04(a) Buyer Indemnitees have made claims pursuant to the provisions set forth in this Article 5 for Losses exceeding $18,000,000, then the amount to be paid to the Sellers’ Representative (for distribution to Sellers), by wire transfer of immediately available funds from the Escrow Account, shall be the amount (if any) that is equal to (i) $4,500,000 minus (ii) any Overpayment (as defined by

Section 1.02(h) of this Agreement) paid to Buyer and minus (iii) the amount by which Buyer Indemnitees’ claims for Losses exceed $18,000,000.

(b)                                 From and after the Closing (but subject to the provisions of this Article 5), the Buyer Indemnitees shall be entitled to receive amounts from the Escrow Account in respect of any Loss incurred by a Buyer Indemnitee to the extent such Loss results from:

(i)                               a breach or inaccuracy of any representation or warranty contained in Article 2 or Article 3 or the Company Closing Certificate; provided, however, that, solely for purposes of calculating any Losses (but not for determining whether any breach of a representation or warranty has occurred), if any such representation is qualified by the use of the term “Material Adverse Effect” or by the word “material” or by any word formed from such words, then such representation or warranty shall be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation or warranty;

(ii)                            any nonfulfillment or breach of any covenant or agreement of the Company (required to be performed prior to or at the Closing) or Sellers or the Sellers’ Representative contained in this Agreement;

(iii)                         any amounts required to pay any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Aggregate Closing Consideration or Net Working Capital;

(iv)                        any Seller Taxes;

(v)                           any Taxes owed with respect to matters set forth on Schedule 5.01(b);

(vi)                        any amounts paid to the Company’s independent accountants in connection with their preparation and delivery after the Closing of the audited financial statements of the Company as of and for the years ended December 31, 2011 and 2010, in substantially the form of the draft audited financials previously provided to Buyer through access to the Company’s virtual data room to the extent not taken into account in determining the Aggregate Closing Consideration or Net Working Capital; or

(vii)                     any amounts paid by the Company to any tax advisor or any other advisor, including any accounting firm or any law firm (provided, that any accounting firm or any law firm engaged by the Buyer or by the Company after the Closing, other than at the direction or request of the Sellers’ Representative, will be paid by the Buyer) in connection with the audit of any tax return by the Internal Revenue Service or any state or local taxing authority which audit is controlled by the Sellers’ Representative to the extent not taken into account in determining the Aggregate Closing Consideration or Net Working Capital.

The Buyer Indemnitees’ recourse against the Escrow Account may be sought only in accordance with the terms of this Agreement and the Escrow Agreement.  All payments made from the Escrow Account shall be treated by the parties as an adjustment to the proceeds received by Sellers pursuant to Article 1 hereof.  Except for fraud or as otherwise expressly set forth in Section 5.03 with respect to Losses resulting from fraud by a Seller or a breach by a Seller of its representations and warranties in Section 2.04 or Section 2.05 of this Agreement, recovery from the Escrow Account pursuant to this Section 5.04 constitutes Buyer’s sole and exclusive remedy for any and all Losses or other claims arising from or relating to (i) this Agreement or the transactions contemplated hereby, (ii) any Schedule attached to and made a part hereof, (iii) any Transaction Documents, or (iv) any certificate or other document delivered hereunder.

Except for Buyer pursuant to Section 1.01(a)(ii), no Person (including any Seller or any of its Affiliates) shall have any obligation to fund or replenish the Escrow Account at any time.

(c)                                  Notwithstanding anything herein to the contrary, the rights of Buyer pursuant to Section 5.04(b) shall be subject to the following limitations:

(i)                               no Buyer Indemnitee shall be entitled to receive amounts from the Escrow Account pursuant to Section 5.04(b) unless and until the aggregate amount of Losses that otherwise would be payable pursuant to Section 5.04(b) from the Escrow Account to any one or more Buyer Indemnitees exceeds on a cumulative basis an amount equal to $900,000 (the “Threshold”) and then the Buyer Indemnitees shall be entitled to the aggregate amount of all such Losses in excess of $500,000, including those Losses included in calculating the Threshold; provided that the limitation set forth in this Section 5.04(c)(i) shall not apply to Losses resulting from (I) fraud (by the Company or a Seller), (II) a breach or inaccuracy by a Seller of its representations and warranties in Section 2.04 or Section 2.05 of this Agreement, (III) a breach or inaccuracy by the Company of its representations and warranties in Section 3.04 or Section 3.19 of this Agreement, (IV) a breach or nonfulfillment of any covenant or agreement of the Company (required to be performed prior to or at the Closing) or Sellers or the Sellers’ Representative contained in this Agreement, (V) any amounts required to pay any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Aggregate Closing Consideration, (VI) any Seller Taxes, (VII) any Taxes owed with respect to matters set forth on Schedule 5.01(b), (VIII) any amounts paid to the Company’s independent accountants in connection with their preparation and delivery after the Closing of the audited financial statements of the Company as of and for the years ended December 31, 2011 and 2010, in substantially the form of the draft audited financials previously provided to Buyer through access to the Company’s virtual data room and not taken into account in determining the Aggregate Closing Consideration or Net Working Capital, and (IX) any amounts paid by the Company to any tax advisor or any other advisor, including any accounting firm or any law firm, in connection with the audit of any tax return by the Internal Revenue Service or any state or local taxing authority which audit is controlled by the Sellers’ Representative and not taken into account in determining the Aggregate Closing Consideration or Net Working Capital; and

(ii)                            the amount that the Buyer Indemnitees may recover with respect to any and all Losses under Section 5.04(b) is and shall be limited in the aggregate to the lesser of (x) the amount of such Loss and (y) the amount, if any, then remaining in the Escrow Account; provided that the limitation set forth in this Section 5.04(c)(ii) shall not apply to Losses resulting from fraud by the Company or a Seller or a breach by a Seller of its representations and warranties in Section 2.04 or Section 2.05.

On the next Business Day following the eighteen month anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall pay and distribute (provided, that the Escrow Agent has received joint written instructions from Buyer and Sellers’ Representative), by wire transfer to the Sellers’ Representative on behalf of Sellers an amount equal to all funds then remaining in the Escrow Account, less the sum of (x) any amounts for which Buyer Indemnitees shall have, prior to the applicable date set forth in Section 5.05, made a valid claim pursuant to the procedures set forth in this Article 5 and for which recovery shall not have been satisfied from the Escrow Account, plus (y) if the payment of all amounts due pursuant to the final resolution of the matters set forth on Schedule 5.01(b)  with the Internal Revenue Service and any state taxing authorities has not occurred, the sum of (i) Buyer’s reasonable estimate of the Losses relating to the matters set forth on Schedule 5.01(b) plus (ii) Buyer’s reasonable estimate of the Losses pursuant to Section 5.04(b)(vii) (collectively, the claims and Losses set forth in the foregoing clauses (x) and (y), the “Outstanding Escrow Claims”).  As soon as any Outstanding Escrow

Claim that is unresolved as of the Release Date is resolved pursuant to the procedures set forth in this Article 5 and the appropriate amount of funds from the Escrow Account are delivered to the Buyer Indemnitees in respect of such resolved Outstanding Escrow Claim, the Escrow Agent shall pay and distribute, without the need for instructions from Buyer, by wire transfer to the Sellers’ Representative on behalf of Sellers, the remaining funds held in the Escrow Account, less any unresolved Outstanding Escrow Claims.

5.05                        Expiration of Claims.

(a)                                 Except for Losses due to fraud of the Company or a Seller or as set forth in the second sentence of this Section 5.05(a), the ability of the Buyer Indemnitees to receive indemnification under Section 5.03 or proceeds from the Escrow Account pursuant to Section 5.04(b) for any Loss shall terminate on the applicable Survival Date (which (i) in respect of Losses under Section 5.04(b)(ii), Section 5.04(b)(iii) or Section 5.04(b)(vi) shall be the first anniversary of the Closing Date, (ii) in respect of Seller Taxes shall be the eighteen month anniversary of the Closing Date; and (iii) in respect of Losses under Section 5.04(b)(v) or Section 5.04(b)(vii) shall be the date of payment of all amounts due pursuant to the final resolution of the matters set forth on Schedule 5.01(b) with the Internal Revenue Service and any state taxing authorities), unless the Buyer Indemnitees shall have incurred a Loss (with respect to any claim that has been made) and (except as provided in Section 5.06(c)) made either a written claim for indemnification pursuant to Section 5.03 or a written claim for receipt of proceeds from the Escrow Account pursuant to Section 5.04, as applicable, on or prior to the applicable Survival Date.  Notwithstanding the foregoing, the ability of the Buyer Indemnitees to receive indemnification under Section 5.03 for any Loss in respect of a breach or inaccuracy of the representations and warranties in Section 2.04 shall terminate on the fourth anniversary of the Closing Date, unless the Buyer Indemnitees shall have incurred a Loss (with respect to any claim that has been made) and made a written claim for indemnification pursuant to Section 5.03 on or prior to the fourth anniversary of the Closing Date.  If Buyer Indemnitees have made either a written claim for indemnification pursuant to Section 5.03, a written claim for receipt of proceeds from the Escrow Account pursuant to Section 5.04 or are deemed to have made a written claim pursuant to Section 5.06(c), as applicable, on or prior to the applicable Survival Date, such claim, if then unresolved, shall not be extinguished by the passage of the applicable Survival Date.

(b)                                 The ability of Sellers, Option Holders and CIP Participants to receive indemnification under Section 5.02 for any Loss shall terminate on the first anniversary of the Closing Date, unless such Persons shall have incurred a Loss (with respect to any claim that has been made) and made a written claim for indemnification pursuant to Section 5.02 on or prior to the first anniversary of the Closing Date. If a Person made a written claim for indemnification pursuant to Section 5.02 on or prior to the first anniversary of the Closing Date, such claim, if then unresolved, shall not be extinguished by the passage of the first anniversary of the Closing Date.

5.06                        Procedures Relating to Indemnification.

(a)                                 In order for any Person (such Person the “Claiming Party”) to be entitled to indemnification or recovery from the Escrow Account under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a “Third Party Claim”), such Claiming Party shall notify the Buyer (in cases of claims for indemnification under Section 5.02) or the Sellers’ Representative (in cases of claims for indemnification under Section 5.03 or recovery from the Escrow Account pursuant to Section 5.04) (in either case, the “Defending Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification or escrow recovery, as applicable, provided hereunder except to the extent the

Defending Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Claiming Party shall deliver to the Defending Party, reasonably promptly after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against a Claiming Party, the Defending Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party, and reasonably satisfactory to the Claiming Party, so long as the requirements of this Section 5.06(b) remain true: (i) the Defending Party notifies the Claiming Party within thirty days after the Claiming Party has given written notice of a Third Party Claim to the Defending Party (unless in such notice the Claiming Party certifies, in good faith, that the failure to assume such defense within fifteen days would materially prejudice the Claiming Party by a delay in assuming the defense beyond fifteen days, in which case, the Claiming Party shall have the right to assume the defense subsequent to the expiration of such fifteen day period if the Defending Party fails to so assume the defense thereof), that the Defending Party is assuming the defense of such Third Party Claim; and (ii) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner; provided that the Defending Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if (x) the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation or (y) the Third Party Claim primarily seeks an injunction or equitable relief against the Claiming Party. Notwithstanding the foregoing, a Defending Party shall not be entitled to assume the defense of a Third Party Claim unless it has acknowledged in writing to the Claiming Party that indemnification or recovery from the Escrow Account applies to such Third Party Claim.  Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof unless (I) the employment of separate counsel shall have been authorized in writing by the Defending Party in connection with the defense of such Third Party Claim or (II) the Claiming Party’s counsel shall have advised the Claiming Party in writing, with a copy delivered to the Defending Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel.  If the Defending Party assumes such defense, the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense (including any settlement with respect thereto); provided, however, that the Defending Party shall obtain the prior written consent of the Claiming Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise,  admission or acknowledgement of the validity of the Third Party Claim if such resolution would involve anything other than the payment of monetary damages in an amount less than the amount remaining in the Indemnity Escrow Account and does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto.  If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers’ Representative shall act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 5.03 or funds from the Escrow Account under Section 5.04.  Whether or not Sellers’ Representative shall have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Escrow Account without the prior written consent of Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed).

(c)                                  In any case in which a Claiming Party seeks indemnification or recovery from the Escrow Account under this Agreement not arising out of a Third Party Claim, the Claiming Party shall notify the Defending Party in writing of any Losses that such Claiming Party claims are subject to indemnification or recovery from the Escrow Account under the terms of this Agreement.  Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to submit a written claim for any Losses relating to, or arising in respect of or in connection with, (i) the items described on Schedule 5.01(b), or (ii) any amounts paid by the Company to any tax advisor or any other advisor, including any accounting firm or any law firm, in connection with the audit of any tax return by the Internal Revenue Service or any state or local taxing authority which audit is controlled by the Sellers’ Representative; and Buyer shall be deemed to have submitted a claim for any Losses relating to, or arising in respect of or in connection with, the matters set forth the foregoing clauses (i) and(ii) prior to the applicable Survival Date.  The notice shall describe the indemnification sought in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered.  Subject to the limitations set forth in Section 5.04(c) and Section 5.06, the failure of the Claiming Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such claim.

5.07                        Intentionally Omitted.

5.08                        Determination of Loss Amount.

(a)                                 Any Losses claimed hereunder shall be net of any insurance or similar proceeds recoverable by any Person entitled to indemnification or escrow recovery, as applicable, hereunder to the extent actually recovered.  In the event that an insurance or other recovery is made by any such Person with respect to any Loss for which any such Person has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery from the insurance or similar policy or program shall be made promptly to the Person providing the indemnity or other recovery hereunder.  Buyer shall use commercially reasonable efforts, consistent with Buyer’s standard policies and practices, to submit claims to insurance companies for Losses covered by insurance policies of the Company or of Buyer.  Buyer shall not be required to submit claims or seek indemnification from any Person except insurance companies as discussed in the previous sentence, nor shall Buyer be required to file suit or initiate litigation, mediation or other proceedings against any insurance company or other Person.

(b)                                 In no event shall any Person be entitled to recover or make a claim for any amounts in respect of consequential, punitive or exemplary damages (except to the extent payable in connection with a Third Party Claim).

(c)                                  No Person shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder more than once in respect of any one Loss or related group of Losses.

5.09                        Acknowledgments.

(a)                                 The representations and warranties of Sellers set forth in Article 2 of this Agreement, the representations and warranties of the Company set forth in Article 3 of this Agreement, and the representations and warranties set forth in the Company Closing Certificate, constitute the sole and exclusive representations and warranties made to Buyer or any other Person in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that any other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by Sellers and the Company and shall not form the basis of any claim against Sellers or their Affiliates; its or their stockholders, members, directors, officers, employees, representatives, or attorneys; the Escrow

Account; or otherwise.  Without limiting the foregoing, Buyer acknowledges and agrees that it has not relied on any representations or warranties whatsoever, other than the representations and warranties of Sellers set forth in Article 2 of this Agreement, the representations and warranties of the Company expressly set forth in Article 3 of this Agreement and the representations and warranties set forth in the Company Closing Certificate.

(b)                                 The right of Buyer Indemnitees, Sellers, Option Holders and CIP Participants to indemnification, reimbursement, escrow recovery or other remedy shall not be affected or limited by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.

(c)                                  Each party acknowledges and agrees that, from and after the Closing (except for disputes under Section 1.02, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 1.02), its sole and exclusive remedy with respect to any and all rights, claims and causes of action it may have against any other party or any Seller relating to the operation of any Seller or the Company or their respective businesses, or resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), shall be pursuant to the indemnification and escrow recovery provisions set forth in this Article 5.  In furtherance of the foregoing, each of Buyer, Sellers, Sellers’ Representative and the Company (each on its own behalf and on behalf of each of its Subsidiaries, if any) hereby (x) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring any claim, cause of action or demand, or commence or institute or cause to be commenced or instituted, any proceeding of any kind or nature relating to the operation of the Company or its business, or resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including under any Environmental Law or any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), other than pursuant to the indemnification and escrow recovery provisions set forth in this Article 5, and (y) waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any other party hereto or any Seller relating to the operation of any Seller or the Company or their respective businesses or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including under any Environmental Law or any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) other than pursuant to the indemnification and escrow recovery provisions set forth in this Article 5.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the liability of any Person under the indemnification and escrow recovery provisions set forth in this Article 5 shall be in addition to, and not exclusive of, any other liability that such Person may have at law or equity due to the fraud of such Person.  None of the provisions set forth in this Agreement, including the provisions set forth in this Section 5.09(c), shall be deemed a waiver by any Person of (or a limitation on) any right or remedy that such Person may have at law or equity due to the fraud of any other Person.

5.10                        Tax Matters.

(a)                                 The Buyer shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by applicable law.  At least 30 days (or 45 days in the case of the 2012 federal Tax Return) prior to the date on which each such Tax Return is to be filed, Buyer shall submit such Tax Return to Sellers’ Representative for review and approval, which approval may be withheld only if such Tax Return has not been prepared in accordance with the requirements of this Section 5.10(a).  The Buyer will cause such Tax Return to be timely filed and will provide a copy to the Sellers’ Representative.  With respect to the federal Straddle Period Tax Return, the Buyer will cause such Tax Return to be filed by the earlier of (i) September 15, 2013 or (ii) 60 days following the date of payment of all amounts due pursuant to the final resolution of the matters set forth on Schedule 5.01(b) with the Internal Revenue Service and any state taxing authorities; provided, however, if such 60th day is not a Business Day, then by the first Business Day following such 60th day.

(b)                                 The parties will not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate the 2012 income and loss of the Company and its Subsidiaries.  In completing such 2012 Returns, the Transaction Expenses and any other applicable expenses of the Company associated with the transactions contemplated hereby shall, to the extent properly deductible for federal income tax purposes as determined by the Buyer in its reasonable discretion (following consultation with the Sellers’ Representative), be separately reported and allocated to the Pre-Closing stub period return.  To the extent that Buyer exercises an election or otherwise makes an allocation of a pre-Closing expense or deduction that results in an expense or deduction that could be properly deductible in the Pre-Closing stub period return being allocated or deducted in a post-closing federal tax return of the Company, and such allocation results in an increase in a cash Tax liability of the Company for any tax period ending on or before the Closing Date, any such increase in cash Tax liability to the Company which, under this Agreement,  results in a potential claim by the Buyer against the Escrow Account shall not be a valid claim against the Escrow Account.

(c)                                  In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i)                               in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)                            in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)                                 Buyer, the Company and its Subsidiaries, Sellers’ Representative and Sellers shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 5.10 and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations, or activities of the Company or any Subsidiary.  The Parties agree that the Sellers’ Representative shall control all aspects of the currently pending federal tax audit, provided that the Sellers’ Representative shall (i) obtain the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of any disputed issue with respect to the audit, and (ii) give reasonable consideration to Buyer’s suggestions and input in determining the course of action in dealing with such audit or any related proceeding.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers’ Representative further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer, the Company or any Subsidiary, including, but not limited to, with respect to the transactions contemplated hereby; provided, however, that the Sellers’ Representative shall not be required to take any action that would impose or increase any obligation on the part of the Sellers, or create or increase any claim against the Escrow unless Buyer states in writing to the Sellers’ Representative in a form reasonably acceptable to the Sellers’ Representative that as a result of Buyer requiring the action by Sellers’ Representative, Buyer will not make any claim against the Escrow Account for any increase in cash Tax liability directly related to the increase in cash Tax liability that arises as a result of the action required of the Sellers’ Representative by the Buyer under this Section 5.10(d).  The Company and its Subsidiaries and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries, or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(e)                                  Any Tax refunds that are received by Buyer or the Company and its Subsidiaries, and any amounts credited against income Taxes to which Buyer or the Company and its Subsidiaries may become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period ending after the Closing) shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or credit (net of any Taxes payable by Buyer as a result of any such refund or credit) within 15 days after receipt or entitlement thereto. To the extent that Buyer uses net operating losses generated during Tax periods or portions thereof ending on or before the Closing Date to reduce income Taxes for any Tax period or portion thereof ending after the Closing Date that could have been applied to reduce any income Taxes due for Tax periods ending on or before the Closing Date resulting from the matters described on Schedule 5.01(b), then Buyer’s claims against the Escrow Account shall be reduced by the amount of income Taxes that would have been avoided by application of such net operating losses to the Tax periods ending on or before the Closing Date. If any such refund or credit is subsequently disallowed, the Taxes payable by the Company in connection with the disallowance of such refund or credit shall be treated as Seller Taxes subject to indemnification or escrow recovery under Section 5.04.

(f)                                   All transfer, documentary, sales, use, stamp, registration or other similar Taxes imposed on the Company or Sellers directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes shall be paid 50% by Sellers and 50% by Buyer.  The Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Sellers will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns. Sellers’ portion of such Transfer Taxes will be paid from the Aggregate Closing Consideration and will be retained by Buyer at Closing for such purposes.

(g)                                  From and after the Closing, neither party will make any election, file any amended return, settle any contest or audit, or take any other position (unless otherwise specified herein), the effect of which would be to materially adversely affect the other or create or increase any claim against the Escrow Account, without the prior written consent of the other.

5.11                        Further Assurances.  From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

5.12                        Access to Books and Records.  From and after the Closing, Buyer shall cause the Company to provide the Sellers’ Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with the Company and its Subsidiaries business) and with advance written notice to Buyer, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, the Sellers’ Representative and its authorized representatives are not entitled to access, review, examine or copy any books and records of the Company and its Subsidiaries containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to the Sellers’ Representative’s duties relating to this Agreement and the Sellers’ Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to the Company.  Unless otherwise consented to in writing by Sellers’ Representative, Buyer shall not, and Buyer shall not permit the Company or any of its Subsidiaries to, for a period of five years following the Closing Date, destroy or otherwise dispose of any books or records of the Company or any of its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Sellers and offering to surrender to Sellers’ Representative such books and records or such portions thereof.

5.13                        Director and Officer Liability, Indemnification, and Insurance.  For a period of six years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent governing documents) relating to the exculpation, indemnification or advancement of expenses of any officers and directors (unless required by law), it being the intent of the parties that such Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law and as otherwise provided for in the provisions of such documents. The Company has arranged for, and shall pay for in full at the Closing, a directors’ and officers’ liability “tail” or “runoff” insurance policy for the benefit of all of the Company’s and its Subsidiaries’ officers and directors before the Closing with respect to claims arising from facts or events that occurred on or prior to the Closing Date (the “Tail Policy”).  The Tail Policy shall be issued by the Company’s current directors’ and officers’ liability insurance carrier, shall be in an amount and scope at least as favorable to the Company and its insured directors and officers as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing Date, and shall provide for a claims period of six years after the Closing Date.  The cost of the Tail Policy shall be split 50/50 between the Buyer and the Company, and the cost of the Tail Policy shall be treated as a Transaction Expense.

5.14                        Non-Solicitation of Employees.  For a period of three years from and after the Closing Date, neither Fenway Panther Holdings, LLC nor any Affiliate thereof shall, directly or indirectly, cause, solicit, induce or encourage to leave the employment of the Company or any of its Subsidiaries, or solicit, hire or employ, or cause any other Person to solicit, hire or employ, any Person (including independent contractors providing transportation services) then retained or employed by the Company or any of its Subsidiaries as of the Closing Date or retained or employed by the Company or any of its Subsidiaries within the six month period immediately prior to the Closing Date, unless such Person (including independent contractors providing transportation services) has ceased to be employed or retained by the Company or any of its Subsidiaries for a period of at least six months; provided, however, that Fenway Panther Holdings, LLC and its Affiliates shall not be prohibited from (a) engaging in general advertisements or executive recruitment or employment agency searches not specifically directed at or targeting Persons who are retained or employed by the Company or any of its Subsidiaries, (b) retaining or employing any independent contractors providing transportation services or hourly and clerical employees who are retained or employed by the Company or any of its Subsidiaries who respond to general advertisements or employment agency searches not specifically directed at or targeting Persons who are retained or employed by the Company or any of its Subsidiaries, and (c) provided that it would not violate the terms of the Amended and Restated Employment Agreement, dated June 30, 2011, among the Company, Panther II Transportation, Inc. and Daniel Sokolowski, retaining or employing Daniel S. Sokolowski.

5.15                        Termination of the Stockholders Agreement.  The Amended and Restated Stockholders Agreement among certain holders of Company Stock and the Company dated January 11, 2006 (the “Stockholders Agreement”) shall terminate on and as of the Closing (including any provision which would otherwise survive termination in accordance with the terms of the Stockholders Agreement), and the parties thereto agree that all of the rights, benefits, obligations and liabilities of any party under the Stockholders Agreement shall cease and terminate, that none of the parties under the Stockholders Agreement shall have any further duty, liability or obligations under the Stockholders Agreement to one another from and after the Closing, including any duty or liability incurred as of such date of the Closing, or which may in the future be incurred, and that the Stockholders Agreement shall have no further force or effect.

ARTICLE 6
COVENANTS OF THE PARTIES PRIOR TO CLOSING

6.01                        Conduct of Business.  Except as expressly permitted under or expressly contemplated by this Agreement or set forth in Schedule 6.01 or to the extent that Buyer shall otherwise consent in writing, from and after the date of this Agreement until the Closing, the Company covenants and agrees with Buyer that the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                                 fail to act in the ordinary course of business consistent with past practice or fail to use all commercially reasonable efforts to (i) preserve substantially intact the Company’s and each of its Subsidiaries’ present business organization and (ii) preserve intact its present relationships with officers, employees, agents, independent contractors, creditors, business partners, lessors, licensors, licensees, customers, suppliers and others having business dealings with it, subject to turnover in the ordinary course of business;

(b)                                 fail to use commercially reasonable efforts to maintain the material tangible assets and properties of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear, and fail to maintain insurance upon all of the material tangible assets and operations of the Company and each of its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(c)                                  except as otherwise specifically provided in or expressly contemplated by this Agreement, make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to persons providing management services, or enter into, adopt, amend or terminate any employment, severance, consulting, termination, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, deferred compensation, Plan or Benefit Program or Agreement or other agreement or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants (other than to comply with changes in applicable laws), except for routine salary or benefits changes for hourly, non-supervisory employees only;

(d)                                 except (i) as otherwise specifically contemplated by this Agreement or (ii) pursuant to the terms of the Plans, Benefit Program or Agreements or other agreements in effect as of the date of this Agreement:  (x) pay any pension, retirement allowance or other employee benefit to any officer, director, employee of the Company or any of its Subsidiaries, (y) pay, offer to pay or agree to pay or make any arrangement for payment to any officers, directors or employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice) or (z) pay, grant, issue or accelerate salary or other payments or benefits pursuant to any Plans, Benefit Program or Agreements, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present;

(e)                                  except as required by GAAP, change any of the accounting principles, methods, policies or practices used by the Company or any of its Subsidiaries;

(f)                                   change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collections, cash payments, or terms with vendors;

(g)                                  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) adjust, split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any of such shares or other securities;

(h)                                 issue, transfer, sell, pledge, dispose of, encumber or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (except for the issuance of certificates in replacement of lost certificates);

(i)                                     change or amend its charter documents or bylaws (or equivalent governing documents);

(j)                                    except for current liabilities within the meaning of GAAP incurred in the ordinary course of business, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances to officers, directors, employees, independent contractors, and third-party transportation providers in the ordinary course of business for reimbursable business expenses consistent with past practice);

(k)                                 change, make or rescind any election with respect to Taxes, change its Tax year or other Tax reporting principle or policy, change any method of accounting for Tax purposes, or settle, resolve, or otherwise dispose of any material claim or proceeding relating to Taxes;

(l)                                     enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area;

(m)                             institute or settle any legal proceedings which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole; or

(n)                                 commit or agree to take any of the foregoing actions.

6.02                        No Transfer of Company Stock.  Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, from and after the date of this Agreement until the Closing, each Seller covenants and agrees with Buyer that such Seller shall not transfer, sell, assign, or convey any shares of or any interest in the Company Stock or Options owned by such Seller.

6.03                        Notification of Certain Matters by the Company.

(a)                                 Prior to the Closing, the Company shall promptly provide written notice to Buyer of (i) any breach of any representation or warranty or covenant or agreement of the Company or Sellers or any fact or circumstance that would or would reasonably be likely to cause or constitute a breach of any such representation or warranty or covenant or agreement had that representation or warranty or covenant or agreement been made as of the time of the occurrence of such fact or circumstance; (ii) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.  No such notice will be deemed to have cured any breach of any representation or warranty or covenant or agreement or affect any right or remedy of the Buyer under this Agreement.

(b)                                 Prior to the Closing Date, the Company shall provide written notice to Buyer of any fact or circumstance that could make the satisfaction of any condition in 7.01 impossible or unlikely and of all corrective actions undertaken, or to be undertaken, by the Company or the Sellers with respect thereto.

6.04                        Access to Information.  Prior to the Closing Date, and upon reasonable notice from Buyer, the Company shall, and shall cause each of its Subsidiaries to,  afford Buyer and its representatives and prospective lenders and their representatives (collectively, the “Buyer Group”) reasonable access during regular business hours to the Company’s and its Subsidiaries’ assets, properties, books and records and other documents, and furnish Buyer Group with copies of all such materials as Buyer may reasonably request, and to discuss the business of the Company and each of its Subsidiaries with such members of management, officers, directors, counsel and accountants for the Company as the Buyer Group may reasonably request and the Company shall cause such members of management, officers, directors, counsel and accountants to reasonably cooperate with Buyer and its representatives in connection therewith.

6.05                        Consents.  After the date hereof and prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the consents and approvals of, or make any required notice filings with, in form and substance reasonably satisfactory to Buyer, third parties and Governmental Authorities listed on Schedule 1.05(c).

6.06                        Termination or Amendment of Certain Agreements.  After the date hereof and prior to the Closing, the Company shall take such action as may be necessary to cause the contracts and agreements listed on Schedule 1.05(j) to be terminated or amended, as set forth on Schedule 1.05(j), in form and substance reasonably satisfactory to Buyer, and for the parties thereto to release and waive any and all claims that any of them may have under such contracts and agreements.

6.07                        Return of Company Information.  The Company shall immediately exercise its contractual rights to require the return or destruction of any information relating to the Company and its Subsidiaries that had been previously furnished by the Company to any Person who has been provided access to the Company’s electronic data room for purposes of evaluating a potential acquisition of the Company.  Except in connection with the transactions contemplated by this Agreement, after the date of this Agreement, the Company and Sellers shall not provide any information to any Person with respect to a potential acquisition of the Company.

6.08                        Control.  Nothing contained in this Agreement shall give Buyer or any member of the Buyer Group, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations, subject to the covenants and agreements contained in this Agreement.

6.09                        Notification of Certain Matters by Buyer.

(a)                                 Prior to the Closing Date, Buyer shall promptly provide written notice to the Company and the Sellers’ Representative of (i) any breach of any representation or warranty or covenant or agreement of Buyer or any fact or circumstance that would or would reasonably be likely to cause or constitute a breach of any such representation or warranty or covenant or agreement had that representation or warranty or covenant or agreement been made as of the time of the occurrence of such fact or circumstance; (ii) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.  No such notice will be deemed to have cured any breach of any representation or warranty or covenant or agreement or affect any right or remedy of the Company or Sellers under this Agreement.

(b)                                 Prior to the Closing Date, Buyer shall provide written notice to the Company and the Sellers’ Representative of any fact or circumstance that could make the satisfaction of any condition in Section 7.02 impossible or unlikely and of all corrective actions undertaken, or to be undertaken, by Buyer with respect thereto.

6.10                        Financing.

(a)                                 Prior to the Closing, the Company shall use its commercially reasonable efforts to provide to Buyer, and to cause the officers, employees and representatives of the Company and its Subsidiaries to provide to Buyer, all cooperation reasonably requested by Buyer that is necessary or reasonably required in connection with the Financing, including using commercially reasonable efforts in respect of the following: (i) to cause the Company’s senior officers and other representatives to participate in meetings, presentations, road shows and due diligence sessions; (ii) to assist with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda and similar documents reasonably required in connection with the Financing; (iii) to assist with the preparation and delivery of any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents or other certificates, legal opinions or documents as may be reasonably requested by Buyer; (iv) to facilitate the pledging of collateral; (v) to furnish on a confidential basis to Buyer and their financing sources, as promptly as practicable, financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, including financial data required by the documents used in connection with the Financing; and (vi) to authorize the Company’s independent accountants to cooperate with and assist Buyer in preparing customary and appropriate information packages as the parties participating in the Financing may reasonably request for use in connection with the syndication of debt securities, loan participations and other matters for purposes of the Financing; provided that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company; provided further that notwithstanding anything in this Agreement to the contrary, until the Closing, the Company shall not (x) be required to pay any commitment or other similar fee, (y) execute or have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing or (z) be required to incur any other liability in connection with the Financing.

(b)                                 Buyer shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company in connection with such cooperation provided by the Company, its officers, employees, counsel and other representatives prior to the Closing pursuant to the terms of this Section 6.10 or in connection with compliance with its obligations under this Section 6.10, and any such costs shall be added to current assets in the calculation of Net Working Capital if they have been paid and not reimbursed, or excluded from current liabilities if they have been accrued and not reimbursed or a matching receivable accrued.

(c)                                  Buyer will use its commercially reasonable efforts to enter into definitive agreements to obtain debt financing of not less than $100.0 million on terms and conditions not materially less favorable to Buyer than the terms set forth in the Commitment Letters (the “Financing”) necessary to satisfy the condition set forth in Section 7.01(i).  In the event any or all of the financing specified in the Commitment Letters becomes unavailable for any reason, Buyer will use its commercially reasonable efforts to obtain replacement debt financing on terms and conditions not materially less favorable to Buyer than the terms set forth in the Commitment Letters from alternative sources.

6.11                        Reasonable Efforts.  The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all lawful things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (b) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with, and that are necessary to consummate, the transactions contemplated by this Agreement, (c) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.11 shall limit a party’s right to terminate this Agreement pursuant to Article 8 in accordance with its terms.

6.12                        Resignations.  Prior to the Closing, the Company shall use commercially reasonable efforts to obtain the resignation, effective as of the Closing, of each director of the Company and its Subsidiaries except for Andrew C. Clarke and R. Louis Schneeberger.

ARTICLE 7
CONDITIONS TO CLOSING

7.01                        Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, unless waived in writing, in whole or in part, by Buyer:

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Company and the Sellers contained in Article 2 and Article 3 shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing, except (i) to the extent such representations and warranties are qualified by terms such as “material” or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing, with the same force and effect as if made on and as of the Closing,  (ii) for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date), and (iii) that the representations and warranties of the Sellers in Section 2.04 and of the Company in Section 3.04 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing.

(b)                                 Covenants.  The Company, Sellers’ Representative and each of the Sellers shall have performed and complied in all material respects with each of the covenants, agreements and obligations required to be performed or complied with by them under this Agreement and the other Transaction Documents at or before the Closing.

(c)                                  No Material Adverse Effect.  There shall not have been or occurred any change, event, occurrence, circumstance or condition of any kind or character that has had or would reasonably be expected to have, either individually or in the aggregate with all such other changes, events, occurrences, circumstances or conditions, a Material Adverse Effect.

(d)                                 Closing Certificate.  Buyer shall have received a duly executed certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date certifying as to the matters set forth in Sections 7.01(a), 7.01(b) and 7.01(c) (the “Company Closing Certificate”).

(e)                                  Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by the Company and the Sellers pursuant to Section 1.05 of this Agreement shall have been delivered.

(f)                                   No Injunction.  No judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Authority shall have been instituted against the Company, any Seller or Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order, judgment, decree, ruling, writ, assessment or arbitration award issued by any Governmental Authority prohibiting the consummation of the transactions contemplated by this Agreement.

(g)                                  No Action.  No action, suit, or proceeding shall be pending or threatened before any Governmental Authority to restrain or invalidate the transactions contemplated hereby, nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

(h)                                 No Ownership Dispute.  No person or entity not a party to this Agreement, or an Affiliate thereof, shall have made a claim delivered in writing to the Company or any Seller that such third party (a) is the holder or beneficial owner of any of the Company Stock or (b) is entitled to all or any portion of the consideration to be paid by Buyer to the Sellers or any other beneficiary of this Agreement pursuant to Article 1 hereof.

(i)                                     Financing.  Buyer will have consummated financing of not less than $100.0 million on terms and conditions not materially less favorable to Buyer than the terms set forth in the Commitment Letters set forth on Schedule 7.01(i) (the “Commitment Letters”).

(j)                                    Employees.  Each of the Employment Agreement Amendments is in full force and effect and has not been amended or modified and each of Andrew C. Clarke, James Adams, R. Louis Schneeberger, Edward Wadel and Paul Ratcliff remains employed by the Company pursuant to the terms of their respective employment agreement, as amended by their respective Employment Agreement Amendment, and none of Messrs. Clarke, Adams, Schneeberger, Wadel or Ratcliff has (i) been incapacitated in such a manner as would, or would reasonably be expected to, prevent or materially impair his ability to perform his material duties on behalf of the Company and its Subsidiaries or (ii) given notice to the Company or any Subsidiary that he intends to terminate his employment with the Company.

7.02                        Conditions to Sellers’ and Company’s Obligations.  The obligation of the Sellers and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date. unless waived in writing, in whole or in part, by the Sellers’ Representative:

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Buyer contained in Article 4 shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing, except (i) to the extent such representations and warranties are qualified by terms such as “material” or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing, with the same force and effect as if made on and as of the Closing, and (ii) for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

(b)                                 Covenants.  The Buyer shall have performed and complied in all material respects with each of the covenants, agreements and obligations required to be performed or complied with by it under this Agreement and the other Transaction Documents at or before the Closing.

(c)                                  Closing Certificate.  Sellers’ Representative shall have received a duly executed certificate signed on behalf of Buyer by an executive officer of Buyer, in form and substance reasonably satisfactory to Sellers’ Representative, dated as of the Closing Date certifying as to the matters set forth in Sections 7.02(a) and 7.02(b) (the “Buyer Closing Certificate”).

(d)                                 Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by Buyer pursuant to Section 1.06 of this Agreement shall have been delivered.

(e)                                  No Injunction.  No judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Authority shall have been instituted against the Company, any Seller or Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order, judgment, decree, ruling, writ, assessment or arbitration award issued by any Governmental Authority prohibiting the consummation of the transactions contemplated by this Agreement.

(f)                                   No Action.  No action, suit, or proceeding shall be pending or threatened before any Governmental Authority to restrain or invalidate the transactions contemplated hereby, nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

Any condition specified in this Section 7.02 may be waived by the Sellers’ Representative in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing duly executed by the Sellers’ Representative.

ARTICLE 8
TERMINATION

8.01                        Termination.  Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing:

(a)                                 by the mutual written agreement of the Sellers’ Representative and Buyer;

(b)                                 by either the Sellers’ Representative or Buyer, upon written notice to the other, if the Closing shall not have occurred on or before the date that is the later of (i) July16, 2012 or (ii) 30 days after the execution of this Agreement (but if such 30th day is not a Business Day, then it will be the first Business Day following such day) (the “Termination Date”); provided, however, that (i) the Sellers’ Representative may not terminate this Agreement pursuant to this Section 8.01(b) if the failure of the Closing of the transactions contemplated by this Agreement to occur on or before the Termination Date is due to the breach of any representation or warranty by Company or any of the Sellers or the failure of the Company or any of the Sellers to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by them, and (ii) Buyer may not terminate this Agreement pursuant to this Section 8.01(b) if the failure of the Closing of the transactions contemplated by this Agreement to occur on or before the Termination Date is due to the breach of any representation or warranty by Buyer or the failure of Buyer to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by it;

(c)                                  by any of Buyer, the Company or the Sellers’ Representative by written notice to the Company and Sellers’ Representative if this Agreement is being terminated by Buyer or by written notice to Buyer if this Agreement is being terminated by the Company or Sellers’ Representative, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action shall have become final and non-appealable, or there shall be any statute, rule or regulation enacted or promulgated by any Governmental Authority which prohibits the consummation of the Closing or otherwise prohibits the transactions contemplated by the Transaction Documents;

(d)                                 by Buyer by written notice to the Company and Sellers’ Representative, if any of the Company, the Sellers’ Representative or any of the Sellers has breached any of their respective covenants, agreements, representations or warranties contained in this Agreement, which breach (i) would, individually or together with all such other then uncured breaches by the Company, the Sellers’ Representative and the Sellers give rise to the failure of a condition to Closing set forth in Section 7.01(a) or Section 7.01(b), and (ii) either (A) cannot be cured or (B) if it can be cured, has not been cured prior to the first to occur of (x) the date that is ten days following receipt by the Company and Sellers’ Representative of written notice of such breach or (y) the date that is immediately preceding the Termination Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Buyer is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement;

(e)                                  by the Sellers’ Representative by written notice to Buyer, if the Buyer has breached any of its covenants, agreements, representations or warranties contained in this Agreement which breach (i) would, individually or together with all such other then uncured breaches by Buyer give rise to the failure of a condition to Closing set forth in Section 7.02(a) or Section 7.02(b), and (ii) either (A) cannot be cured or (B) if it can be cured, has not been cured prior to the first to occur of (x) the date that is ten days following receipt by Buyer of written notice of such breach or (y) the date that is immediately preceding the Termination Date; provided, however, that Seller’s Representative shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if any of the Company, the Sellers’ Representative or any of the Sellers is then in material breach of any of their respective covenants, agreements, representations or warranties contained in this Agreement;

(f)                                   by Buyer by written notice to the Company and Sellers’ Representative, if any condition in Section 7.01 (other than Section 7.01(a) or Section 7.01(b), which are subject to Section 8.01(d)) shall have become incapable of satisfaction, other than through the failure of Buyer to comply with its obligations under this Agreement; or

(g)                                  by Sellers’ Representative by written notice to Buyer, if any condition in Section 7.02 (other than Section 7.02(a) or Section 7.02(b), which are subject to Section 8.01(e)) shall have become incapable of satisfaction, other than through the failure of the Company or Sellers’ Representative to comply with their respective obligations under this Agreement.

8.02                        Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party or their respective officers, directors, stockholders, or Affiliates under this Agreement, except that (i) the provisions of this Section 8.02 and Article 10 shall continue in full force and effect and shall survive such termination; (ii) no termination of this Agreement shall relieve any party from liability for fraud; and (iii) the liability of any party for any willful breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching party (and if the Company, the Sellers and the Sellers’ Representative are the non-breaching parties, then the Sellers’ Representative shall be deemed to be the non-breaching party) shall be entitled to seek recovery for all Losses resulting from such breach and if the relevant breach involves a breach by the Company, the Sellers’ Representative or any Seller, Buyer shall be entitled to seek recovery from the breaching party of the Company.

ARTICLE 9
DEFINITIONS

9.01                        Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the following meanings.

(a)                                 “280G Stockholder Consent” has the meaning set forth in the Preamble.

(b)                                 “280G Waivers” has the meaning set forth in Section 3.14.

(c)                                  “Accounts Receivable” has the meaning set forth in Section 3.06.

(d)                                 “Action” has the meaning set forth in Section 10.19.

(e)                                  “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.

(f)                                   “Aggregate Closing Consideration” has the meaning set forth in Section 1.02(a).

(g)                                  “Agreement” has the meaning set forth in the Preamble.

(h)                                 “Anti-Kickback Statutes” has the meaning set forth in Section 3.27.

(i)                                     “Benefit Program or Agreement” has the meaning set forth in Section 3.13(a)(ii).

(j)                                    “Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.

(k)                                 “Buyer” has the meaning set forth in the Preamble.

(l)                                     “Buyer Closing Certificate” has the meaning set forth in Section 7.02(c).

(m)                             “Buyer Closing Documents” has the meaning set forth in Section 1.06.

(n)                                 “Buyer Group” has the meaning set forth in Section 6.04.

(o)                                 “Buyer Indemnitees” has the meaning set forth in Section 5.03.

(p)                                 “Buyer Transaction Documents” means each of this Agreement, the Escrow Agreement, the Buyer Closing Certificate, and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by Buyer pursuant hereto or thereto.

(q)                                 “Buyer’s Knowledge” or words of similar import means the actual knowledge after reasonable inquiry of Buyer.

(r)                                    “Cash Incentive Plan” has the meaning set forth in Section 3.04.

(s)                                   “Cash on Hand” means, as of a particular time of determination, the Company’s and its Subsidiaries’ cash and cash equivalents as determined in accordance with GAAP reflected on the general ledger of the Company.

(t)                                    “CIP Participants” has the meaning set forth in Section 1.01(a)(v).

(u)                                 “Claiming Party” has the meaning set forth in Section 5.06(a).

(v)                                 “Closing” has the meaning set forth in Section 1.03.

(w)                               “Closing Date” has the meaning set forth in Section 1.03.

(x)                                 “Closing Statement” has the meaning set forth in Section 1.02(c).

(y)                                 “Commitment Letters” has the meaning set forth in Section 7.01(i).

(z)                                  “Common Stock” has the meaning set forth in the Preamble.

(aa)                          “Commonly Controlled Entity” has the meaning set forth in Section 3.13(g).

(bb)                          “Company” has the meaning set forth in the Preamble.

(cc)                            “Company Closing Certificate” has the meaning set forth in Section 7.01(d).

(dd)                          “Company Closing Documents” has the meaning set forth in Section 1.05.

(ee)                            “Company Consolidated Group” has the meaning set forth in Section 3.09(b)(xii).

(ff)                              “Company Stock” has the meaning set forth in the Preamble.

(gg)                            “Company’s Knowledge” or words of similar import means the actual knowledge after reasonable inquiry of Andrew C. Clarke, R. Louis Schneeberger, Allen H. Motter, Paul Ratcliff, James Adams, and Edward Wadel.

(hh)                          “Computer Systems” means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.

(ii)                                  “Consent” has the meaning set forth in the Preamble.

(jj)                                “Customer Contracts” has the meaning set forth in Section 3.10(c).

(kk)                          “Defending Party” has the meaning set forth in Section 5.06(a).

(ll)                                  “Electronic Delivery” has the meaning set forth in Section 10.17.

(mm)                  “Employment Agreement Amendments” has the meaning set forth in the Preamble.

(nn)                          “Environmental Laws” has the meaning set forth in Section 3.17(a).

(oo)                          “ERISA” has the meaning set forth in Section 3.13(a)(i).

(pp)                          “Escrow Account” has the meaning set forth in Section 1.01(a)(ii).

(qq)                          “Escrow Agent” means US Bank National Association, in its capacity as escrow agent.

(rr)                                “Escrow Agreement” has the meaning set forth in Section 1.01(a)(ii).

(ss)                              “Escrow Amount” has the meaning set forth in Section 1.01(a)(ii).

(tt)                                “Estimated Aggregate Closing Consideration” has the meaning set forth in Section 1.02(b).

(uu)                          “FCPA” has the meaning set forth in Section 3.23.

(vv)                          “FHWA” has the meaning set forth in Section 3.22.

(ww)                      “Final Aggregate Closing Consideration” has the meaning set forth in Section 1.02(g).

(xx)                          “Financial Statements” has the meaning set forth in Section 3.05(a).

(yy)                          “Financing” has the meaning set forth in Section 6.10(c).

(zz)                            “Financing Sources” has the meaning set forth in Section 10.19.

(aaa)                   “Financing Transaction” has the meaning set forth in Section 10.19.

(bbb)                   “FMCSA” has the meaning set forth in Section 3.22.

(ccc)                      “GAAP” means accounting principles generally accepted in the United States.

(ddd)                   “Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.

(eee)                      “Independent Accountants” means the Dallas office of BDO USA, LLP or such other independent accountants as Sellers’ Representative and Buyer may mutually identify.

(fff)                         “Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and prepayment premiums or penalties (and other penalties, fees, expenses and breakage costs), of all indebtedness of the Company and its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, (ii) all deferred obligations of the Company and its Subsidiaries for the payment of the purchase price of property or capital assets purchased, (iii) obligations of the Company and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP (it being understood that leases characterized in the Company’s books and records as operating leases as of the date hereof will not be considered Indebtedness hereunder, whether or not such leases are considered capital leases under GAAP), (iv) any outstanding reimbursement obligation of the Company and its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or a Subsidiary thereof pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Company or a Subsidiary thereof is required to repay, (v) any payment obligation of the Company and its Subsidiaries under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness secured by any Lien existing on property owned by the Company or a Subsidiary thereof, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company and its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by the Company or a Subsidiary thereof, (viii) all other short-term and long-term liabilities of the Company and its Subsidiaries for borrowed money, (ix) all premiums, penalties and change of control or similar payments required to be paid or offered in respect of any of the foregoing as a result of the transactions contemplated by this Agreement, and (x) all Transaction Expenses.

(ggg)                      “Insurance Policies” has the meaning set forth in Section 3.15.

(hhh)                   “Intellectual Property” means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, logos, and slogans, whether at common law or statutory, and all goodwill associated with any of the foregoing items.

(iii)                               “Latest Balance Sheet” has the meaning set forth in Section 3.05(a).

(jjj)                            “Leased Real Property” has the meaning set forth in Section 3.08(b).

(kkk)                   “Liens” means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(lll)                               “Loss” means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys’ fees), tax or lien whether or not involving a third-party claim, and taking into account the provisions of Section 5.08.

(mmm)       “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations (including results of operations) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Sellers or the Company to consummate the transactions contemplated hereby, but shall exclude any change, effect or occurrence to the extent arising or resulting from:

(i)                               any change in general business or economic conditions, or in the industry in which the Company operates, that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other Persons in such industry,

(ii)                            national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America,

(iii)                         financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index),

(iv)                        changes in GAAP,

(v)                           any changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law, rule, regulation, order or other binding directive issued by any Governmental Authority) that does not disproportionately affect the business, assets, liabilities, financial condition, operations (including results of operations) or financial position of the Company and its Subsidiaries, taken as a whole, as compared to other Persons in such industry,

(vi)                        the announcement or pendency of the transactions contemplated by this Agreement, or

(vii)                     the taking of any action required by this Agreement and the other agreements contemplated hereby.

(nnn)                   “Net Working Capital” means the amount calculated by subtracting the current liabilities of the Company determined in accordance with GAAP (applied consistently with respect to the Company’s historical estimation methodologies) from the current assets of the Company determined in accordance with GAAP (applied consistently with respect to the Company’s historical estimation methodologies), as of 11:59 p.m. on the Closing Date, adjusted however, as follows:  (i) current assets shall exclude Cash on Hand, all income tax receivables, and all deferred income tax assets, (ii) current liabilities shall exclude Indebtedness, all income tax payables and income tax accruals and all deferred income tax liabilities; (iii) current assets shall include 50% of the cost of the Tail Policy if 100% of the cost of such Tail Policy is paid by the Company prior to or at the Closing, and (iv) current liabilities shall include the amount of the employer portion of payroll and employment taxes required under federal, state or local law related to (A) Transaction Payments paid at the Closing, (B) payments to or for the benefit of Daniel Sokolowski pursuant to the Amended and Restated Employment Agreement, dated June 30, 2011, among the Company, Panther II Transportation, Inc. and Mr. Sokolowski, as a result of the transactions contemplated by this Agreement, and (C) payments to Option Holders under the Option Cancellation Agreements or Releases. Net Working Capital will not include any purchase accounting adjustments required under GAAP or any current assets or liabilities that result from the transactions contemplated by the Agreement including any Transaction Payments, Indebtedness or Transaction Expenses but only to the extent any such Transaction Payments, Indebtedness or Transaction Expenses are paid prior to 11:59 p.m. on the Closing Date.  To the extent any Transaction Expenses are incurred or paid by or on behalf of the Company or its Subsidiaries after 11:59 p.m. on the Closing Date, such items in the amount incurred or paid by or on behalf of the Company or its Subsidiaries shall be included as a current liability in the calculation of Net Working Capital as of 11:59 p.m. on the Closing Date unless such items are included in the calculation of Aggregate Closing Consideration, it being the intent of the parties that no component of Transaction Payments, Indebtedness or Transaction Expenses be duplicated in the calculation of Aggregate Closing Consideration.

(ooo)                   “Net Working Capital Target” means an amount equal to $23,000,000.

(ppp)                   “Notice of Disagreement” has the meaning set forth in Section 1.02(d).

(qqq)                   “Open Source Code” shall mean free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software.  “Shareable freeware” is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution.  “Open source software” includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of the Company or its Subsidiaries to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of the Company or its Subsidiaries.  Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.

(rrr)                            “Option Cancellation Agreements” has the meaning set forth in the Preamble.

(sss)                         “Option Holder Payments” has the meaning set forth in Section 1.01(a)(iv).

(ttt)                            “Option Holders” means any Persons holding Options.

(uuu)                   “Options” means all options, warrants, or other rights to acquire capital stock or other equity securities of the Company held by any employee, officer, director, Seller, or any other Person pursuant to any employee equity or stock option plan of the Company or pursuant to any agreement with the Company.

(vvv)                   “Outstanding Escrow Claims” has the meaning set forth in Section 5.04(c).

(www)             “Overpayment” has the meaning set forth in Section 1.02(h).

(xxx)                   “Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

(yyy)                   “Plan” has the meaning set forth in Section 3.13(a)(i).

(zzz)                      “Pre-Closing Period” means any Tax period ending on or before the Closing Date.

(aaaa)            “Preferred Stock” has the meaning set forth in the Preamble.

(bbbb)            “Real Property Leases” has the meaning set forth in Section 3.08(b).

(cccc)                “Release Date” has the meaning set forth in Section 5.04(c).

(dddd)            “Releases” has the meaning set forth in the Preamble.

(eeee)                “Section 280G Payment” has the meaning set forth in Section 3.13(h).

(ffff)                    “Securities Act” means the Securities Act of 1933, as amended.

(gggg)                “Seller” or “Sellers” has the meaning set forth in the Preamble.

(hhhh)            “Seller Group” has the meaning set forth in Section 10.18.

(iiii)                            “Seller Taxes” means any and all Taxes imposed on the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company may otherwise be liable (a) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.10(b)); (b) resulting from a breach of the representations and warranties set forth in Section 3.09 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or covenants set forth in Section 5.10; (c) of any member of any Consolidated Group of which the Company or any Subsidiary of the Company (or any predecessor of the Company or Subsidiary) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state, or local law; (d) of any other Person for which the Company or any Subsidiary is or has been liable as a transferee or successor, by contract or otherwise; or (e) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made to the Sellers, Option Holders or CIP Participants pursuant to, or as a result of the transactions contemplated by, this Agreement or the transactions contemplated hereby; provided, that no such Tax will constitute a Seller Tax to the extent it was included as a current liability in the determination of Net Working Capital on the final balance sheet.

(jjjj)                        “Seller Transaction Documents” means each of this Agreement, the Escrow Agreement, and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by the Sellers or the Sellers’ Representative pursuant hereto or thereto.

(kkkk)            “Seller’s Knowledge” or words of similar import means the actual knowledge after reasonable inquiry of such Seller.

(llll)                            “Sellers’ Representative” has the meaning set forth in Section 10.16(a).

(mmmm)                                            “Software” shall mean all proprietary computer programs designed, created, developed, or modified by Company or its Subsidiaries, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan,  organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(nnnn)            “Straddle Period” means any Tax period beginning before and ending after the Closing Date.

(oooo)            “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such partnership’s, limited liability company’s, association’s or other business entity’s gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity.  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(pppp)            “Survival Date” has the meaning set forth in Section 5.01.

(qqqq)            “Tail Policy” has the meaning set forth in Section 5.13.

(rrrr)                        “Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty or addition thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person.

(ssss)                    “Tax Proceeding” has the meaning set forth in Section 5.10(d).

(tttt)                        “Tax Returns” means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(uuuu)            “Technology” means all the software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.

(vvvv)            “Termination Agreement” has the meaning set forth in the Preamble.

(wwww)    “Termination Date” has the meaning set forth in Section 8.01(b).

(xxxx)            “Third Party Claim” has the meaning set forth in Section 5.06(a).

(yyyy)            “Transaction Documents” means each of this Agreement, the Escrow Agreement, the Company Closing Certificate, the Buyer Closing Certificate, the Releases, the Option Cancellation Agreements, the Employment Agreement Amendments, the 280G Waivers, the 280G Stockholder Consent, the Termination Agreement, the Consent, and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.

(zzzz)                “Transaction Expenses” means the aggregate fees and expenses incurred by the Company, the Subsidiaries of the Company, the Sellers’ Representative and the Sellers in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, (ii) all compensation and other payments paid to or for the benefit of Daniel Sokolowski pursuant to the Amended and Restated Employment Agreement, dated June 30, 2011, among the Company, Panther II Transportation, Inc. and Mr. Sokolowski, as a result of the transactions contemplated by this Agreement, (iii) any severance, retention, change in control or similar compensatory payments paid in connection with the transactions contemplated by this Agreement; provided that, any payments made to, or for the benefit of, the Option Holders and the CIP Participants in such capacities pursuant to Section 1.01 of this Agreement shall not constitute Transaction Expenses, (iv) the employer portion of any payroll and employment Taxes associated with payments under clause (iii) above, (v) all fees and expenses, if any, associated with the termination or amendment of the contracts listed on Schedule 1.05(j), including, without limitation, all management fees owed to Fenway Partners, LLC or any of its Affiliates, and (vi) the Company’s share of the cost of the Tail Policy.  Notwithstanding anything in this Agreement to the contrary, Transaction Expenses shall not be limited to amounts as of 11:59 p.m. on the Closing Date.  In no event shall “Transaction Expenses” be deemed to include any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby.

(aaaaa)     “Transaction Payments” has the meaning set forth in Section 1.01(a)(v).

(bbbbb)     “Transfer Taxes” has the meaning set forth in Section 5.10(f).

(ccccc)          “Unaudited Interim Financial Statements” has the meaning set forth in Section 3.05(a).

(ddddd)     “Underpayment” has the meaning set forth in Section 1.02(g).

(eeeee)          “Vendor Contracts” has the meaning set forth in Section 3.10(d).

(fffff)               “Year-end Financial Statements” has the meaning set forth in Section 3.05(a).

9.02                        Other Definitional Matters.  All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the intent of the parties hereto.  The Schedules to this Agreement are incorporated herein by this reference.  The word “including” (in its various forms) means including without limitation.  The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all rules and regulations promulgated thereunder and shall refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such law, rules or regulations means such, law, rules or regulations as in effect at the time of such violation or alleged violation.  References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE 10
MISCELLANEOUS

10.01                 Press Releases and Announcements.  Prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of the other parties, except that each Seller, Buyer and the Company may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as such Seller, Buyer or the Company may reasonably determine is necessary to comply with applicable law or the requirements of any agreement to which such Seller, Buyer or the Company is a party.  Notwithstanding the foregoing, Buyer and the Sellers’ Representative may each issue a press release and/or investor presentation in substantially the form previously provided to the other party.  The parties agree to keep the terms of this Agreement confidential, except as permitted by the preceding sentence and except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are instructed to keep the terms of this Agreement confidential and the party to this Agreement disclosing such terms to such Persons remains liable for any breach by such Persons), and except that Sellers may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities.  The Buyer’s disclosure of the terms of this transaction in its Securities Act filings and reports and filings made pursuant to the Securities Exchange Act of 1934, as amended, including filing this Agreement as an exhibit to such reports, and the Buyer’s compliance with the listing requirements of any applicable securities exchange on which its securities are listed shall not be deemed a violation of this Section 10.01.

10.02                 Expenses.  Buyer shall pay, on behalf of the Company, all Transaction Expenses as provided herein (but solely to the extent disclosed to Buyer in writing hereunder prior to the Closing or invoiced to the Company or its Subsidiaries after Closing; provided, however, that such invoice must be received by the Company within 45 days of the Closing Date) and shall pay all of its fees, costs and expenses (including investment bankers’ and attorneys’ fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby (whether consummated or not, and with it being understood that any fees, costs or expenses of the Company incurred as a result of Buyer’s financing of the transactions contemplated hereby shall be paid or otherwise borne by Buyer).  In the event of a dispute between any of the parties hereto in connection with any Transaction Document or the transactions contemplated thereby, each of the parties agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding.

10.03                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been delivered (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (d) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer (and, after the Closing, the Company):

Arkansas Best Corporation
3801 Old Greenwood Road
Fort Smith, AR 72903
Facsimile:  479-785-6124
Attention:  General Counsel

with a copy to (which shall not constitute delivery of notice):

Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, TX 75201
Facsimile: 214-999-7857
Attention:  Alan Bogdanow

Notices to the Company (prior to Closing):

Panther Expedited Services, Inc.

4940 Panther Parkway

Seville, OH 44273

Facsimile:  330-725-4530

Attention:  Allen H. Motter

with a copy to (which shall not constitute delivery of notice):

Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Facsimile:  402-435-4239
Attention:  Mark A. Scudder

Notices to Sellers and Sellers’ Representative:

Fenway Panther Holdings, LLC

152 West 57th Street

59th Floor

New York, NY 10019

Facsimile:  212-581-1205

Attention: Timothy Mayhew

with a copy to (which shall not constitute delivery of notice):

Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Facsimile:  402-435-4239
Attention:  Mark A. Scudder

10.04                 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.  Notwithstanding the foregoing, Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to any of its lenders as collateral security without the consent of any of the other parties hereto.

10.05                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such a determination, Buyer and the Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.06                 Construction and Disclosure.  Buyer, Sellers, the Company and the Sellers’ Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).  Disclosure of an item on one Schedule shall be deemed disclosure on another Schedule if (i) a cross reference to such other Schedule is made or (ii) it is readily apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Schedule.  Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

10.07                 Captions.  The captions used in this Agreement and descriptions of the Disclosure Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or description had been used in this Agreement.

10.08                 Amendment and Waiver.  This Agreement may be amended only in a writing executed and delivered by each of Buyer, the Company and Sellers’ Representative.  Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced.  For the avoidance of doubt, with respect to a waiver by any one or more Sellers, such waiver may be signed by the Sellers’ Representative.  No waiver of any provision hereunder or any breach or default hereunder shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.09                 Complete Agreement.  This Agreement, together with the Confidentiality Agreement between the Company and Buyer dated February 2, 2012, the Escrow Agreement and any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.  Notwithstanding anything in this Agreement to the contrary, the indemnity contained in any Affidavit of Loss and Indemnity Agreement delivered in connection with any lost, stolen or destroyed stock certificate representing Company Stock shall survive indefinitely as specified in such Affidavit of Loss and Indemnity Agreement and such survival shall not be affected by the limited survival of the Sellers’ representations and warranties in this Agreement, and such indemnity shall not be limited by or subject to the other provisions of this Agreement, including Article 5 hereof.

10.10                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.11                 Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

10.12                 JURISDICTION; VENUE; SERVICE OF PROCESS.  SUBJECT TO THE PROVISIONS OF SECTION 1.02 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT SHALL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN NEW YORK, NEW YORK.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

10.13                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.14                 No Third Party Beneficiaries.  Except (a) for the Buyer Indemnities under Article 5, (b) as provided in Section 5.13 and (c) for the Financing Sources with respect to Section 10.11, Section 10.13, this Section 10.14 and Section 10.19 (and none of the parties hereto shall amend, modify or otherwise change any of Section 10.11, Section 10.13, this Section 10.14 and Section 10.19 in a manner adverse to any of the Financing Sources without the prior written consent of the Financing Sources), no Person other than the parties hereto shall have any rights, remedies, or benefits under any provision of this Agreement.

10.15                 Payments Under Agreement.  Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.

10.16                 Sellers’ Representative.

(a)                                 Each Seller constitutes and appoints Fenway Panther Holdings, LLC as its representative (the “Sellers’ Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)                               to act on such Seller’s behalf (and on behalf of the Option Holders and CIP Participants) in the absolute and reasonable discretion of Sellers’ Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Section 1.02, Article 5, Article 7 and Article 8 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Sellers, Option Holders and CIP Participants under this Agreement, the Escrow Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as the Sellers’ Representative shall have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement, or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and

(ii)                            in general, to do all things and to perform all acts in the absolute and reasonable discretion of Sellers’ Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnitee under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of Sellers, the Option Holders and the CIP Participants in any litigation or arbitration or mediation involving this Agreement (including the indemnification and escrow recovery obligations set forth in Article 5) or any other Transaction Document and negotiating and compromising on behalf of each Seller, Option Holder and CIP Participant, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of each Seller, Option Holder and CIP Participant, any settlement, release, waiver or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 10.16, and (E) any and all things deemed necessary or desirable in the absolute discretion of Sellers’ Representative in connection with the exercise of any of the foregoing powers and authorities; provided, however, that the Sellers’ Representative shall not act in such a manner that treats similarly situated Sellers materially differently unless such Sellers have consented to such materially different treatment.

(b)                                 This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy or liquidation of any Seller or by the occurrence of any other event, and shall be binding on any successor thereto.  Each Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by Sellers’ Representative pursuant to this Section 10.16.  Each Seller agrees that Sellers’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Sellers’ Representative in good faith, and each Seller shall indemnify and hold harmless Sellers’ Representative from, and shall pay to Sellers’ Representative the amount of, or reimburse Sellers’ Representative for, any loss or expense that Sellers’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers’ Representative under this Agreement or the other Transaction Documents, unless such loss or expense shall have been finally adjudicated to have been caused by the willful misconduct or gross negligence of the Sellers’ Representative.

(c)                                  Any decision or action by the Sellers’ Representative hereunder shall constitute a decision or action of all of the Sellers and shall be final, binding and conclusive upon each Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision or action. Any notices required to be made or delivered to the Sellers hereunder or under any other Transaction Document shall be made or delivered to the Sellers’ Representative for the benefit of the applicable Seller and the making or delivering of such notice to the Sellers’ Representative shall discharge in full the applicable notice requirement.

(d)                                 Buyer shall be entitled to rely exclusively and absolutely upon the communications of Sellers’ Representative relating to the foregoing as the communications of the Sellers, and upon any document or other paper delivered by Sellers’ Representative as being authorized by Sellers, from the date hereof until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document shall have been consummated and/or discharged. Buyer shall be entitled to rely on the authority of Sellers’ Representative to act on behalf of all Sellers hereunder, and Buyer shall not be liable or accountable in any manner to any Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of the Sellers’ Representative in such capacity.

(e)                                  Fenway Panther Holdings, LLC and any Person selected to replace Fenway Panther Holdings, LLC pursuant to this Agreement, may resign as Sellers’ Representative at any time by delivering prior written notice to the Company and Buyer.  Until all obligations under this Agreement and the other Transaction Documents shall have been discharged, Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Aggregate Closing Consideration, may, from time to time upon notice to Buyer and all the Sellers, appoint a new Sellers’ Representative upon the death, incapacity, or resignation of Sellers’ Representative.  If, after the death, incapacity, or resignation of Sellers’ Representative, a successor Sellers’ Representative shall not have been appointed by Sellers within 15 Business Days after the death, incapacity, or resignation of the prior Sellers’ Representative, Buyer may appoint a Sellers’ Representative from among the Sellers, Option Holders and CIP Participants and their respective Affiliates to fill any vacancy so created or may petition a court in the applicable jurisdiction to appoint a Sellers’ Representative from among the Sellers, Option Holders and CIP Participants and their respective Affiliates.  Upon any appointment of a successor Sellers’ Representative by Sellers, Sellers shall give Buyer prompt written notice (in any event no later than three Business Days following such appointment) of the appointment of the successor Sellers’ Representative and the name and contact information for such successor Sellers’ Representative.

(f)                                   As used in this Section 10.16, the term “Transaction Documents” shall be deemed to exclude the Employment Agreement Amendments entered into by any Seller.

(g)                                  Notwithstanding the foregoing provisions of this Section 10.16, Seller’s Representative shall have no authority to act as the attorney, agent, or representative, or to execute any documents, on behalf of any Seller to the extent they relate to any claim by a Buyer Indemnitee for indemnification under Section 5.03.

(h)                                 The Sellers’ Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.

10.17                 Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms hereof or thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.18                 Legal Representation.  Each of the parties to this Agreement hereby agrees that Scudder Law Firm, P.C., L.L.O. may serve as counsel to Sellers (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, Scudder Law Firm, P.C., L.L.O. may serve as counsel to any member of the Seller Group or any director, manager, member, partner, owner, officer, employee or Affiliate thereof in connection with any claim, dispute or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including in connection with any matters contemplated by Section 1.02 hereof), notwithstanding such representation (or any continued representation) of Seller, the Company or any of their Subsidiaries, and each of the parties hereto hereby waives any conflict of interest arising therefrom or in connection therewith.

10.19                 Financing Sources.  Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim, suit or proceeding (each, an “Action”), including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement or the Financing Transaction, including any dispute arising out of or relating in any way to any agreement entered into by the Financing Sources in connection with the Financing Transaction or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  The parties hereto further agree that all of the provisions of Section 10.13 relating to waiver of jury trial shall apply to any Action, including any action, cause of action, claim, cross-claim or third party claim referenced in this Section 10.19.  Notwithstanding anything in this Agreement to the contrary, each of the Company, the Sellers and Sellers’ Representative (and on behalf of any of their respective stockholders, partners, equity award holders, members, Affiliates, directors, officers, employees, representatives or agents) agrees that it will not bring or support any Action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources or any of their respective Affiliates or any of such entities’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents in connection with this Agreement, the Financing Transaction or in any way relating to this Agreement or any of the transactions contemplated hereby or the Financing Transaction, including any dispute arising out of or relating in any way to any agreement entered into by the Financing Sources in connection with the Financing Transaction or the performance thereof.  For purposes of this Agreement, (i) “Financing Transaction” means the financing by Buyer or any of its Affiliates to obtain funds to be used to pay all or any portion of the payments contemplated by Article 1 and/or any of the fees and expenses related to or arising out of any of the transactions contemplated by this Agreement, and (ii) “Financing Sources” means any Person that provides, or has or in the future enters into any contract or agreement with Buyer or any of its Subsidiaries to provide, any of the Financing Transaction, any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners.  For avoidance of doubt, the provisions of this Section 10.19 shall not apply to Buyer or its representatives as those matters are or will be addressed instead in the Commitment Letters or the definitive documentation for the Financing Transaction

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

Arkansas Best Corporation

By:	/s/ Judy R. McReynolds

Name:	Judy R. McReynolds

Title:	President and Chief Executive Officer

Signature Page(s) to Stock Purchase Agreement

COMPANY:

Panther Expedited Services, Inc.

By:	/s/ Allen H. Motter

Name:	Allen H. Motter

Title:	Vice President Legal & Risk

Signature Page(s) to Stock Purchase Agreement

SELLERS:

Fenway Panther Holdings, LLC

By:	/s/ Walter J. Wiacek

Name:	Walter J. Wiacek

Title:	Asst. Treasurer

Address:	152 W. 57th Street
New York, NY 10019

	Facsimile:	212-581-1205
	Telephone:	212-698-9400
	Attention:	Walter J. Wiacek

Signature Page(s) to Stock Purchase Agreement

Antares Capital Corporation

By:	/s/ Devasena Vallabhaneni

Name:	Devasena Vallabhaneni

Title:	Duly Authorized Signatory

Address:	500 W. Monroe
Chicago, IL 60661

	Facsimile:	312-441-7211
	Telephone:	312-441-7216
	Attention:	Devasena Vallabhaneni

Signature Page(s) to Stock Purchase Agreement

/s/ Robert Buell

Name:	Robert Buell

Address:	2806 NE 150th
Vancouver, WA 98686

	Facsimile:	925-426-0762
	Telephone:	360-571-7119
	Attention:	Robert Buell

Signature Page(s) to Stock Purchase Agreement

/s/ Richard J. Buffington

Name:	Richard J. Buffington

Address:	35525 Michael Drive
Solow, Ohio 40139

Facsimile:
	Telephone:	216-990-1622
Attention:

Signature Page(s) to Stock Purchase Agreement

/s/ Andrew C. Clarke

Name:	Andrew C. Clarke

Address:

Facsimile:
Telephone:
Attention:

Signature Page(s) to Stock Purchase Agreement

CMFG Life Insurance Company f/k/a CUNA Mutual Insurance Society, successor by merger to CUNA Mutual Life Insurance Company

By:	/s/ Scott R. Powell

Name:	Scott R. Powell

Title:	Sr. Managing Director, Investments

Address:	Members Capital Advisors, Inc.
5910 Mineral Point Road
Madison, WI 53705
	Facsimile:	(608) 236-8639
	Telephone:	(608) 665-8639
	Attention:	Private Placements

Signature Page(s) to Stock Purchase Agreement

CUMIS Insurance Society, Inc.

By:	/s/ Scott R. Powell

Name:	Scott R. Powell

Title:	Sr. Managing Director, Investments

Address:	Members Capital Advisors, Inc.
5910 Mineral Point Road
Madison, WI 53705
	Facsimile:	(608) 236-8639
	Telephone:	(608) 665-8639
	Attention:	Private Placements

Signature Page(s) to Stock Purchase Agreement

Fast Cat Enterprises, LLC

By:	/s/ Daniel K. Sokolowski

Name:	Daniel K. Sokolowski

Title:	Manager

Address:	4090 Huffman Road
Medina, OH 44256

Facsimile:
	Telephone:	(330) 421-9624
Attention:

Signature Page(s) to Stock Purchase Agreement

/s/ Steven M. Madey

Name:	Steven M. Madey

Address:	25690 Petes Mountain Road
West Linn, OR 97068

Facsimile:
Telephone:
Attention:

Signature Page(s) to Stock Purchase Agreement

MEMBERS Life Insurance Company

By:	/s/ Scott R. Powell

Name:	Scott R. Powell

Title:	Sr. Managing Director, Investments

Address:	Members Capital Advisors, Inc.
5910 Mineral Point Road
Madison, WI 53705
	Facsimile:	(608) 236-8639
	Telephone:	(608) 665-8639
	Attention:	Private Placements

Signature Page(s) to Stock Purchase Agreement

/s/ Robert Reis

Name:	Robert Reis

Address:	15901 Hawthorne Blvd.
Suite 490
Lawndale, CA 90260
	Facsimile:	310-861-8339
	Telephone:	503-302-9776
Attention:

Signature Page(s) to Stock Purchase Agreement

/s/ Thomas Storey

Name:	Thomas Storey

Address:	1656 Germano Way
Pleasanton, CA 94566

	Facsimile:	925-426-0762
	Telephone:	925-667-1741
	Attention:	Thomas Storey

Signature Page(s) to Stock Purchase Agreement

Daniel K. Sokolowski Revocable Trust U/A/D 2/16/98

By:	/s/ Daniel K. Sokolowski

Name:	Daniel K. Sokolowski

Title:	Trustee

Address:	4090 Huffman Road
Medina, OH 44256

Facsimile:
	Telephone:	(330) 421-9624
Attention:

Signature Page(s) to Stock Purchase Agreement

/s/ Steven D. Wharton

Name:	Steven D. Wharton

Address:	1012 Farmview Drive
P.O. Box 50
Waterville, OH 43566
Facsimile:
	Telephone:	419-349-8816
	Attention:	Steven D. Wharton

Signature Page(s) to Stock Purchase Agreement

York Street Mezzanine Partners, L.P.
By: York Street Capital Partners, L.L.C., its general partner

By:	/s/ Robert M. Golding

Name:	Robert M. Golding

Title:	Managing Director

Address:	York Street Capital Partners
376 Main Street
Bedminster, NJ 07921
Facsimile:
	Telephone:	908-658-3714
	Attention:	RM Golding

Signature Page(s) to Stock Purchase Agreement

York Street Mezzanine Partners II, L.P.
By: York Street Capital Partners II, L.L.C., its general partner

By:	/s/ Robert M. Golding

Name:	Robert M. Golding

Title:	Managing Director

Address:	York Street Capital Partners
376 Main Street
Bedminster, NJ 07921
Facsimile:
	Telephone:	908-658-3714
	Attention:	RM Golding

Signature Page(s) to Stock Purchase Agreement

SELLERS’ REPRESENTATIVE:

Fenway Panther Holdings, LLC

By:	/s/ Walter J. Wiacek

Name:	Walter J. Wiacek

Title:	Asst Treasurer

Signature Page(s) to Stock Purchase Agreement